UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 1, 2022

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

We are pleased to invite you to attend our 2022 annual meeting of shareholders, which will be held on Wednesday, June 1, 2022, at 2:00 PM Eastern Time. This year’s annual meeting will be held as a virtual meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2022. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Further details regarding the virtual meeting are included in the accompanying proxy statement. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the seven director nominees named in the proxy statement, each for a term of one year;

2.	Advisory resolution to approve executive compensation;

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

5.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of the proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. We also believe that hosting a virtual meeting will enable participation by more of our shareholders in our annual meeting while lowering the cost of conducting the meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. On or about April 18, 2022, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2022 proxy statement and 2021 annual report, and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the 2022 proxy statement, 2021 annual report and proxy card.

All holders of record of shares of our common stock (Nasdaq: IDCC) at the close of business on March 30, 2022 are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Your vote is important. Regardless of whether you plan to attend the annual meeting, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to vote your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Voting by Internet, telephone or mail will not affect your right to vote at the annual meeting if you decide to attend the virtual meeting through www.virtualshareholdermeeting.com/IDCC2022. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record, which you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

The annual meeting will be held as a virtual meeting and begin promptly at 2:00 PM Eastern Time. In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC2022 and follow the instructions that are included in the Notice, on your proxy card or in the voting instructions accompanying your proxy materials. You will also need the 16-digit control number provided therein. Online check-in will begin at 1:30 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

By Order of the Board of Directors,

JOSHUA D. SCHMIDT
Chief Legal Officer and Corporate Secretary

April 18, 2022

Wilmington, Delaware

INTERDIGITAL, INC.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809-3727

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Wednesday, June 1, 2022, at 2:00 PM Eastern Time, and at any postponements or adjournments thereof. This year’s annual meeting of shareholders will be held as a virtual meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2022. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Your proxy for the annual meeting is being solicited by our Board of Directors (the “Board”).

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of the proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about April 18, 2022, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on June 1, 2022:

The Notice of Meeting and Proxy Statement and 2021 Annual Report are available at

http://ir.interdigital.com/FinancialDocs.

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice provided with this proxy statement, including the election of directors, the advisory resolution to approve executive compensation, the ratification of the appointment of our independent registered public accounting firm, and such other business as may properly come before the annual meeting. In addition, management will report on the performance of the company’s business and respond to questions from shareholders.

Who may attend the annual meeting?

You are entitled to participate in the annual meeting only if you were a shareholder of record as of the close of business on March 30, 2022 or if you hold a valid proxy for the annual meeting. As noted above, this year’s annual meeting will be held as a virtual meeting that you may attend online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2022. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC2022 and follow the instructions that are included in the Notice, on your proxy card or in the instructions accompanying your proxy materials. You will be required to complete an online check-in process, for which you will need the 16-digit control number provided on your Notice, your proxy card or the instructions accompanying your proxy materials. If you do not have your control number, you will not be able to join the annual meeting, vote at the annual meeting, ask questions or access the list of shareholders as of the record date at the annual meeting. Online check-in will begin at 1:30 PM Eastern Time, and the annual meeting will begin promptly at 2:00 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership and how to obtain any information you may need, are posted at www.virtualshareholdermeeting.com/IDCC2022.

Who is entitled to vote at the annual meeting?

Only shareholders of record at the close of business on March 30, 2022, the record date, are entitled to receive notice of, and to vote at, the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares of common stock that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 30,852,351 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting, which includes participation by electronic means such as a live webcast, or by proxy in order to conduct business legally at such meeting. For the annual meeting, the presence, live at the meeting or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, voting by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attendance at the annual meeting, will cause you to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may vote by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 PM Eastern Time on May 31, 2022. The designated proxy will vote according to your instructions. If you attend the live webcast of the annual meeting you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone in advance of the meeting and whether, if you attend the live webcast of the annual meeting, you will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 PM Eastern Time on May 26, 2022. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “What are the Board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the live webcast of the annual meeting you may revoke your proxy or change your proxy vote by voting electronically at the meeting. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the Board’s recommendations?

The Board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see Proposal 1);

•	For the advisory resolution to approve executive compensation (see Proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022 (see Proposal 3).

What vote is required to approve each proposal?

Election of directors. We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover” director. Under the director resignation policy in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the Nominating and Corporate Governance Committee of the Board, which will make a recommendation to the Board as to whether or not the resignation offer should be accepted. In deciding whether to accept the resignation offer, the Board will consider the recommendation of the Nominating and Corporate Governance Committee as well as any additional information and factors that the Board believes to be relevant. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following certification of the election results.

Advisory resolution to approve executive compensation. The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the Board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required. The Board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee of the Board will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to non-routine matters if you do not provide voting instructions. “Broker non-votes” are shares held in street name by a broker or nominee that is present or represented by proxy at a shareholders meeting to vote on routine matters, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a non-routine matter. For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise voting discretion with respect to Proposal 1, the election of directors, or Proposal 2, the approval of the advisory resolution on executive compensation. If you do not provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to Proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm, and broker-non-votes will occur for Proposals 1 and 2. Broker non-votes will be counted for the purposes of calculating whether a quorum is present at the annual meeting but will have no effect on the outcome of the vote.

How do I ask questions at the annual meeting?

We have designed the virtual annual meeting to provide substantially the same opportunities to participate as shareholders would have at an in-person meeting. The virtual annual meeting format allows shareholders to communicate with the company during the annual meeting so they can ask questions of our management and Board, as appropriate. If you wish to submit a question during the annual meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/IDCC2022, typing your question into the “Ask a Question” field and clicking “Submit.”

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the annual meeting will be answered in the live Q&A session during the annual meeting, subject to time constraints. Any such questions that cannot be answered during the annual meeting due to time constraints will be posted and answered on our Investor Relations website, http://ir.interdigital.com, as soon as practicable after the annual meeting.

Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct, and other materials for the annual meeting will be available during the annual meeting at www.virtualshareholdermeeting.com/IDCC2022.

How do I access technical support during the annual meeting?

If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the annual meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the annual meeting, will be available at www.virtualshareholdermeeting.com/IDCC2022. The virtual annual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the annual meeting.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of each of the Board committees, provide the framework for the governance of the company. The Nominating and Corporate Governance Committee is responsible for annually reviewing the principles and recommending any proposed changes to the Board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the IR menu heading “Governance – Governance Documents,” along with the charters of each of our Board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Corporate Secretary at our principal executive offices: InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the IR menu heading “ESG – Governance – Governance Documents.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Director Independence

Which directors are considered independent, and how does the Board determine their independence?

Each year, prior to the annual meeting of shareholders, the Board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. As a result of this review, the Board affirmatively determined that each of Mses. Joan H. Gillman and Jean F. Rankin, Messrs. S. Douglas Hutcheson, John A. Kritzmacher and John D. Markley, Jr. and Dr. Pierre-Yves Lesaicherre are “independent” under applicable SEC rules and listing standards of the Nasdaq Stock Market.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Hutcheson, who is an independent director, has served as Chairman of the Board since June 2015. The Board has a general policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. This policy is affirmed in the Board’s published corporate governance principles, which mandate that the Chairman of the Board be an independent director. The Board believes that this leadership structure is appropriate for the company at this time because of the advantages of having an independent chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management, reaching consensus on company strategies and policies, and facilitating robust Board, committee and Chief Executive Officer evaluation processes. The Board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

Board Oversight of Risk

What is the Board’s role in risk oversight?

The Board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The Board has delegated to the Audit Committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the Audit Committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs, including those related to data privacy and information security risks. At least quarterly, the Audit Committee receives presentations and reports directly from the company’s Chief Legal Officer, who leads the company’s day-to-day ERM efforts. The Audit Committee briefs the Board on the company’s ERM activities as part of its regular reports to the Board on the activities of the committee, and the Chief Legal Officer also periodically delivers presentations and reports to the full Board as appropriate.

Environmental, Social and Governance Matters

Our board has oversight over environmental, social and other sustainability matters in conjunction with the committees of the Board. In addition, our Chief Financial Officer oversees a committee of senior executives that steers the process of setting purpose, strategies, policies and goals related to economic, environmental and social topics. We are committed to sustainable business principles, to thinking long-term and to making strategic decisions that adhere to our mission and values.

Building on last year’s progress and our company-wide environmental, social and governance (“ESG”) materiality assessment, this past year we: developed and implemented a corporate sustainability strategy focused on, among other things, reducing our carbon footprint; leveraged our Leadership Essentials behavioral-based competency model to formally launch development planning for all employees; expanded our employee assistance program to all locations globally to provide support for those seeking behavioral health care; implemented a comprehensive cybersecurity screening process for key vendors; and adopted a comprehensive supplier code of conduct.

We have also made a commitment to board diversity, as described further in “Board Structure and Committee Membership—Nominating and Corporate Governance Committee” below. Further, we believe that maintaining a diverse, equitable and inclusive workforce is critical to our ability to succeed in the global marketplace. In recent years we have invested in our talent acquisition, talent development, and succession planning efforts as a means to diversify our workforce. We have continually provided historically underrepresented and female leaders the opportunity to attend targeted world-class external development programs that speak to the unique experiences these employees can face in the workplace while investing in their continued growth both personally and professionally. In addition, core principles of our culture of inclusion are reflected in the all-employee training programs we offer on our policies against harassment and discrimination of any kind. We recognize that we are on a journey and there is more yet to be done. As such, we plan to formalize our diversity, equity and inclusion strategy in 2022 as part of our broader investment in culture and engagement. Through partnerships with thought leaders in diversity, equity and inclusion, we intend to continue the journey we have started by hosting inclusion training events for all employees, providing forums for feedback and engagement on inclusion and continuing to build on our talent processes that enable change.

We maintain a Sustainability webpage at https://ir.interdigital.com/esg/overview/ and intend to regularly communicate our goals and progress on ESG matters. The information on our sustainability website is not incorporated by reference into, and does not form part of, this proxy statement.

Board Structure and Committee Membership

What is the size of the Board, and how often are directors elected?

The Board currently has seven directors. All directors are subject to election for one-year terms at each annual meeting of shareholders.

How often did the Board meet during 2021?

The Board met five times during 2021. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all Board meetings and meetings of committees on which the director served during 2021. We typically schedule one of the meetings of the Board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the Board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. All seven of our directors at the time attended the 2021 annual meeting of shareholders.

What are the roles of the primary Board committees?

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors, as determined by the Board in accordance with applicable SEC rules and listing standards of the Nasdaq Stock Market. Each of the Board committees operates under a written charter that has been approved by the Board. The following table provides information about the current membership of the committees and the number of meetings each committee held in 2021.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Joan H. Gillman	X			Chair
S. Douglas Hutcheson		X		X
John A. Kritzmacher	Chair		X
Pierre-Yves Lesaicherre	X			X
John D. Markley, Jr.		X	Chair
Jean F. Rankin		Chair	X

Number of Meetings in 2021	8	11	4	4

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, financial reporting practices, audits of its financial statements and compliance with applicable requirements regarding the maintenance of accurate books and records. Among other things, the committee:

•	Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;

•

Appoints, compensates, retains, evaluates, oversees the work of (including resolution of disagreements between management and the company’s independent registered public accounting firm regarding financial reporting) and, if deemed appropriate, replaces the company’s independent registered public accounting firm;

•

Reviews and discusses the company’s practices with respect to risk assessment and risk management, including data privacy and information security risks, and discusses with management and the company’s independent registered public accounting firm significant risks and exposures and assesses management’s steps to minimize them;

•

Receives from the company’s independent registered public accounting firm reports required by applicable SEC rules and professional standards, including reviewing and discussing with the company’s independent registered public accounting firm the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	Reviews the adequacy and effectiveness of the company’s system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•

Establishes and oversees procedures for receiving and handling reports of potential misconduct, including violations of law or the company’s Code of Ethics and complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting, auditing or federal securities law matters;

•	Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics;

•	Oversees the company’s compliance with data privacy rules and regulations;

•	Oversees and monitors the company’s ERM efforts; and

•	Reviews and provides guidance to the Board with respect to tax planning, corporate insurance coverage and implementation of new or revised accounting or auditing standards or regulatory changes.

All of the Audit Committee members are financially literate. The Board has determined that three of its members (Messrs. Hutcheson, Kritzmacher and Markley), including one of the current members of the Audit Committee (Mr. Kritzmacher), qualify as “audit committee financial experts” within the meaning of applicable SEC regulations and thereby meet the “financial sophistication” requirements of the Nasdaq listing rules. Mr. Kritzmacher acquired his expertise primarily through his prior experience as a chief financial officer of a publicly traded company.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the Chief Executive Officer and other executive officers, develops, reviews and approves the principles guiding the company’s compensation policies, oversees the company’s compensation-related policies and programs and the level of awards to employees, and assists the Board and the Chairman of the Board in succession planning. Among other things, the committee:

•

Reviews and approves the corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of the Chief Executive Officer and other executive officers, including approving the grant of equity awards, each on an annual basis;

•	Assists the Board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

•

Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the Compensation Committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•

Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the Board the frequency of the company’s advisory vote on executive compensation;

•	Reviews periodically compensation for non-employee directors of the company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate, and monitors compliance by directors and executive officers with, the company’s stock ownership guidelines;

•

Assists the Board in its oversight of the company’s policies and strategies relating to culture and human capital management, including diversity, equity and inclusion; reviews and discusses with management the company’s disclosure of such activities in its annual report and proxy statement;

•	Reviews and considers compensation policies and/or practices as they relate to risk management practices and/or incentives that enhance risk-taking, as the committee determines to be appropriate; and

•

Is directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the committee, and assesses the independence of any consultants and other advisors (whether retained by the committee or management) that provide advice to the committee in accordance with the listing standards of the Nasdaq Stock Market and applicable law.

The Compensation Committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The Compensation Committee also may delegate to one or more officers of the company the authority to make grants of stock options or other supplemental awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.

Compensation Committee Interlocks and Insider Participation

Mr. Hutcheson and Ms. Rankin served on the Compensation Committee during all of 2021. Mr. Markley and Philip Trahanas, our former director, each served on the Compensation Committee during a portion of 2021. No director serving on the Compensation Committee during any part of 2021 was, at any time either during or before such fiscal year, an officer or employee of the company or any of its subsidiaries. In addition, none of the company’s executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the company’s Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board and committee members, considers matters of corporate governance and assists the Board in evaluating the Board’s effectiveness. Among other things, the committee:

•

Develops and recommends to the Board criteria for Board membership (including issues of character, integrity, judgement, diversity, independence, skills, education, business acumen, business experience, understanding of the company’s business and the like);

•	Identifies, reviews the qualifications of, and recruits candidates for election to the Board and to fill vacancies or new positions on the Board;

•	Assesses the contributions of incumbent directors in determining whether to recommend them for re-election to the Board;

•	Reviews candidates recommended by the company’s shareholders for election to the Board;

•

Assesses the independence of directors, director nominees and director candidates under applicable standards, including any heightened independence requirements applicable to Audit and Compensation Committee members, and recommends independence determinations to the Board;

•	Reviews annually the company’s corporate governance principles and recommends changes to the Board as appropriate;

•	Assists the Board in ensuring proper attention and effective response to shareholder concerns regarding corporate governance;

•

Periodically reviews the company’s policies, programs, publications and procedures relating to environmental (including climate change), social and other sustainability matters in coordination with the other committees of the Board and, as appropriate, makes recommendations on such matters to the full Board;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Oversees the process for evaluating the Board and its committees; and

•	Periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee should send their recommendations to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

We are committed to having at least two diverse directors, including at least one who self-identifies as female and at least one who self-identifies as either LGBTQ+ or part of a historically underrepresented group. The Board currently includes three diverse directors, including two who self-identify as female and one who self-identifies as part of a historically underrepresented group. As described in our corporate governance principles, with respect to diversity, the Nominating and Corporate Governance Committee may consider such factors as gender, race, ethnicity, differences of perspective, professional background, experience at policy-making levels in business, finance and technology and other areas, education, skill and other individual qualities and attributes that are relevant to the company’s global activities and contribute to Board heterogeneity. The selection criteria for director candidates also include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the Board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The company is committed to ensuring that other existing and future anticipated commitments of its directors do not materially interfere with his or her service as a director. Accordingly, our corporate governance principles prohibit any director from serving on the boards of more than four other public companies, unless such director is an executive officer of a public company, and in such cases, such director may not serve on the boards of more than two other public companies. In addition, prior to accepting service on the board of any other company, a director must notify the Board’s Chairman and the Nominating and Corporate Governance Committee, and service on the board or a committee of any other organization should be consistent with the company’s conflict of interest policies.

The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. This evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. See “Proposals to be Voted On – Election of Directors (Proposal 1)” for a summary of the qualifications, experience and other relevant attributes of the directors nominated for election at this year’s annual meeting.

The Nominating and Corporate Governance Committee has previously retained and may in the future retain a search firm to help identify director prospects, perform candidate outreach, assist in reference checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Corporate Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board, including our Chief Executive Officer. At the same time, the Nominating and Corporate Governance Committee or other Board members, as appropriate, and the search firm will contact references for the prospect. A background check is completed before the Board approves any final recommendation from the committee to appoint a candidate to the Board.

Finance Committee

The primary role of the Finance Committee is to monitor and provide guidance to the company’s management team and recommend actions to the Board with respect to certain investment and financial policies and strategies and the capital structure of the company, and to approve certain investment and divestment activities of the company and funding for certain affiliated entities of the company. Among its specific duties and responsibilities, the committee:

•	Reviews and provides guidance to the Board with respect to:

•	the company’s capital structure, including the issuance of debt, equity or other securities;

•	shareholder distributions, including share repurchases and dividends;

•	cash management investment policies;

•	foreign currency investment policies; and

•	on a periodic basis, the integrity of the company’s financial models;

•	Approves minority investments in other companies by the company;

•	Approves divestments of minority equity interests in other companies by the company; and

•

Approves the establishment of non-core operating businesses as entities partially owned by the company, including approval of contributions to such entities and the ownership structure of such entities.

The committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

Succession Planning Committee

In January 2020, the Board established a Succession Planning Committee to develop and evaluate potential candidates to be considered as successors to Mr.  Merritt as Chief Executive Officer. For more information, see “Executive Compensation – CEO Transition.”

Board Self-Evaluation Process

How does the Board evaluate its effectiveness?

The Nominating and Corporate Governance Committee establishes and oversees the annual self-assessment process that the Board uses to evaluate its effectiveness and identify opportunities for improvement. Each director is asked to provide an assessment of the Board’s effectiveness in several areas, including information and planning, content and conduct of meetings, and accountability. Once the responses are compiled, the Nominating and Corporate Governance Committee, in conjunction with the Board’s Chairman, identifies specific areas of improvement for the following year. The assessment also asks each director their opinion of the Board’s progress in these identified areas.

Communications with the Board

How can shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with any individual director, including the Chairman, the Board as a whole, or the non-employee directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727, or by sending an email to Directors@InterDigital.com. Each communication should set forth (i) the name and address of the shareholder as it appears on the company’s books, and, if the company’s common stock is held by a nominee, the name and address of the beneficial owner of the company’s common stock, and (ii) the class and number of shares of the company’s common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our Investor Relations department reviews all such correspondence and, in consultation with appropriate directors and/or the company’s Legal department as necessary, generally screens communications from shareholders to identify communications that (a) are solicitations for products and services, (b) relate to matters of a personal nature not relevant for the company’s shareholders to act on or for the Board to consider, or (c) are matters that are of a type that render them improper or irrelevant to the functioning of the Board or the company. The Investor Relations department regularly forwards to the Board or specified director(s) a summary of all relevant correspondence and copies of all correspondence that deal with the functions of the Board or its committees or that otherwise require their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Communications About Accounting Matters

How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?

Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. All correspondence will be brought to the attention of the chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

During 2021, our non-employee directors were paid annual cash retainers for their Board and committee participation as follows:

	Chair		Member
Board	$65,000	*	$55,000	**
Audit Committee	$30,000		$12,000
Compensation Committee	$20,000		$10,000
Nominating and Corporate Governance Committee	$15,000		$7,500
Finance Committee	$15,000		$7,500

*	The annual cash retainer paid to the Chairman of the Board is in addition to the annual cash retainer paid to all non-employee Board members.

**

On June 2, 2021, the company’s compensation Program for Non-Management Directors was amended to increase the Board Chairman and Member retainers from $50,000 to $65,000 and $50,000 to $55,000, respectively, to be effective for the 2021-2022 Board term.

All cash retainers are generally paid quarterly in arrears and based upon service for a full year, and prorated payments are made for service of less than a full year.

The compensation program is designed to compensate each non-employee director for participating in up to eight Board meetings per year and up to eight meetings per year for each standing committee on which the non-employee director serves. Additional compensation is paid to each non-employee director for participating in meetings during the Board term (which runs from annual meeting date to annual meeting date) in excess of these thresholds, as follows: $4,000 for each additional Board meeting and $1,000 for each additional committee meeting. Members of the Succession Planning Committee were paid $1,000 for attendance at each meeting of that committee.

In addition, non-employee directors are paid a per diem fee of $1,000 for attendance at or participation in events, conferences or meetings, in their capacity as a director, at the request of the company’s senior management, provided that such attendance or participation requires a significant time commitment and would be considered outside of the director’s typical Board and/or committee duties. Any per diem fee payments are subject to the approval of the Compensation Committee.

For his or her service during the 2021-2022 Board term, each non-employee director received a restricted stock unit (“RSU”) award in an amount approximately equal in value to $187,500 that vests in full one year from the grant date. Upon his or her initial appointment to the Board, new non-employee directors receive a pro-rated RSU award for his or her partial service during the then-current Board term, as well as an initial appointment award of RSUs in an amount equal in value to $150,000 that vests in full one year from the grant date. The number of RSUs granted is calculated using the closing stock price of the company’s common stock on the date of grant. The vesting of RSU awards may be deferred. Except in certain limited circumstances, an election to defer must be made in the calendar year preceding the year that the award is made. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.

To align the interests of non-employee directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-employee directors are set at a target of the lesser of (a) company stock valued at an amount equal to five times their annual cash retainer for service on the Board or (b) 4,000 shares/units of the company’s stock. Qualifying stock includes shares of common stock, restricted stock, and, on a pre-tax basis, unvested time-based RSUs. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit equal to the average closing stock price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing stock price is calculated annually on the date of the company’s annual meeting of shareholders. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the Compensation Committee. As of March 31, 2022, all of the non-employee directors had reached their target ownership levels.

The company’s directors are also eligible to participate in the company’s nonqualified deferred compensation plan by deferring receipt of their annual Board fees. None of the directors elected to defer any of their 2020 Board fees. For more information about the deferred compensation plan, see “Executive Compensation – Nonqualified Deferred Compensation.”

2021 Director Compensation Table

The following table sets forth the compensation paid to each person who served as a director of the company in 2021 for their service in 2021. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director. For Mr. Chen’s 2021 compensation, see “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joan H. Gillman	73,667	187,500	261,167
S. Douglas Hutcheson	133,167	187,500	330,667
John A. Kritzmacher	105,167	187,500	292,667
Pierre-Yves Lesaicherre	24,833	337,500	362,333
John D. Markley, Jr.	94,000	187,500	281,500
Jean F. Rankin	98,167	187,500	285,667
Philip P. Trahanas	52,000	—	52,000

(1)

Amounts reported represent the aggregate annual Board, Chairman of the Board, committee chair and committee membership retainers earned by each non-employee director in 2021, plus fees earned for attendance at additional meetings during the Board term, as described above.

(2)

Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2021. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 12 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. The following table sets forth the grant date fair value of each RSU award granted to our non-employee directors in 2021.

Name	Grant Date	Number of Restricted Stock Units (a)	Grant Date Fair Value of Stock Awards ($)
Joan H. Gillman	6/02/2021	2,274	187,500
S. Douglas Hutcheson	6/02/2021	2,274	187,500
John A. Kritzmacher	6/02/2021	2,274	187,500
Pierre-Yves Lesaicherre	6/02/2021	4,094	337,500
John D. Markley, Jr.	6/02/2021	2,274	187,500
Jean F. Rankin	6/02/2021	2,274	187,500
Philip P. Trahanas	N/A	—	—

As of December 31, 2021, each person who served as a non-employee director of the company in 2021 had the following aggregate amounts of unvested RSU awards (excluding accrued dividend equivalents) outstanding. None of our non-employee directors had any options outstanding as of December 31, 2021. This table does not include RSUs that, as of December 31, 2021, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)
Joan H. Gillman	2,274
S. Douglas Hutcheson	2,274
John A. Kritzmacher	2,274
Pierre-Yves Lesaicherre	4,094
John D. Markley, Jr.	2,274
Jean F. Rankin	2,274
Philip P. Trahanas	—

PROPOSALS TO BE VOTED ON

Election of Directors

(Proposal 1)

Description

Which directors are nominated for election?

Mses. Joan H. Gillman and Jean F. Rankin, Messrs. Liren Chen, S. Douglas Hutcheson, John A. Kritzmacher and John D. Markley, Jr. and Dr. Pierre-Yves Lesaicherre are recommended by the Nominating and Corporate Governance Committee and nominated by the Board for election at the 2022 annual meeting, each to serve a one-year term until our annual meeting in 2023 and until his or her successor is elected and qualified.

Set forth below is biographical information about the seven nominees and other information about their skills and qualifications that contribute to the effectiveness of the Board. All of the nominees’ current terms of office expire at the 2022 annual meeting.

What are their backgrounds?

Lawrence (Liren) Chen, 51, has been a director of the company since April 2021, when he was also appointed as our President and Chief Executive Officer. Mr. Chen joined InterDigital from Qualcomm Inc. where he served since August 2019 as Senior Vice President, Global Head of IP, Legal Counsel. In that role, Mr. Chen was responsible for overseeing Qualcomm’s world-wide intellectual property portfolio (patent, copyright, trademark and open source) and led technology, business strategy, product management and global eco-system development for Qualcomm Technology Licensing. In the 23 years preceding that, Mr. Chen served in various IP and technology roles at Qualcomm, including as Senior Vice President of Engineering, Legal Counsel. He holds 28 granted patents in the U.S. and over 120 granted patents worldwide. Mr. Chen earned his bachelor’s degree in Automation from Tsinghua University, Beijing; his M.S.E.E. from the University of Maine; his M.B.A. from San Diego State University; and his J.D. degree from the University of San Diego.

Joan H. Gillman, 58, has been a director of the company since April 2017. From 2006 to 2016, Ms. Gillman served as Executive Vice President of Time Warner Cable, Inc., as well as Chief Operating Officer of Time Warner Cable Media and President of Time Warner Cable Media, LLC. Ms. Gillman joined Time Warner Cable as Vice President of Interactive TV and Advanced Advertising in 2005. Prior to Time Warner Cable, among other roles, she served as the President of Static2358, the interactive TV, games and production subsidiary of OpenTV, and as Director, Business Development, of British Interactive Broadcasting, the digital and interactive TV joint venture between BSkyB, BT, HSBC and Matsushita. Ms. Gillman began her career working in public affairs, serving in various roles for a U.S. Senator, including as Legislative Director and State Director. From October 2016 to February 2021, Ms. Gillman was a member of the board of directors of Centrica plc, an international energy and services company based in the United Kingdom where she served on the safety, health, environment, security, remunerations and ethics and nominating committees. In addition, since November 2016, she has served on the board of directors of Airgain, Inc., a leading provider of embedded antenna technologies used to enable high performance wireless networking, and she is currently a member of such board’s audit committee, and chairs the nominating and corporate governance committee, as well as the board of directors of Cumulus Media, which she joined in June 2018 and where she is a member of the compensation and nominating committees of such board. Since May 2018, she has also chaired the Jesuit Volunteer Corps and is the Foundation Manager and Trustee of the David T. Langrock Foundation. The Board has concluded that Ms. Gillman should serve as a director of the company because her more than 20 years of executive experience in the media and communications industries and her knowledge of content development and distribution as well as key areas like partnership, mergers and acquisitions and marketing make her a valuable resource and strengthen the company’s knowledge of the companies and industries shaping its existing and future markets.

S. Douglas Hutcheson, 66, has been a director of the company since July 2014, and he assumed the role of Chairman of the Board in June 2015. Since 2019, Mr. Hutcheson has served as the Executive Chairman of Kymeta Corporation, an electronically steerable terminal manufacturer and provider of services for global connectivity. He has also served as the co-CEO of Kymeta since 2021. Since 2015, Mr. Hutcheson has served as a senior advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm. From March 2014 through May 2017, Mr. Hutcheson served as Chief Executive Officer and a director of Laser, Inc., a corporation created in connection with the acquisition of Leap Wireless International, Inc., a wireless communications carrier, by AT&T in March 2014. Prior to March 2014, Mr. Hutcheson served as Chief Executive Officer of Leap Wireless and its operating subsidiary, Cricket Communications. Before serving as Chief Executive Officer, Mr. Hutcheson held other executive positions at Leap Wireless, including President and Chief Financial Officer. Prior to joining Leap Wireless, he was Vice President of Marketing in the wireless infrastructure division at Qualcomm, where he led multiple teams. Since 2012, Mr. Hutcheson has also served on the board of directors of Pitney Bowes Inc., and currently serves on the audit and finance committees of such board. He previously served on the board of directors of Leap Wireless from 2005 to 2014. The Board has concluded that Mr. Hutcheson should serve as a director of the company because, with his significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company and his broad business background, which includes strategic planning and product and business development and marketing, he brings valuable insight that is needed to evolve and execute the company’s strategy. He also qualifies as an audit committee financial expert.

John A. Kritzmacher, 61, has been a director of the company since June 2009. From 2013 to 2021, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global provider of research communications and education services. From October 2012 through February 2013, Mr. Kritzmacher served as Senior Vice President Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services, where Mr. Kritzmacher was responsible for leading a major restructuring initiative. Previously, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions, from October 2008 to October 2011, when Global Crossing was acquired by Level 3 Communications, Inc. Prior to that, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies Inc., a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. The Board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and qualifies as an audit committee financial expert.

Pierre-Yves Lesaicherre, 58, has been a director of the company since June 2021. Dr. Lesaicherre was the President, Chief Executive Officer and Director of Nanometrics Incorporated from November 2017 to October 2019. From January 2012 to February 2017, Dr. Lesaicherre was the CEO of Lumileds, an integrated manufacturer of LED components and Automotive Lighting Lamps. Prior to that, he held senior executive positions at NXP Semiconductors, from 2006 to 2012. Before NXP, Dr. Lesaicherre was with Philips Semiconductors. Dr. Lesaicherre holds an MBA with a focus on international business and strategy from INSEAD and has MS and Ph.D. degrees in Material Science from the National Polytechnic Institute of Grenoble. The Board has concluded that Dr. Lesaicherre should serve as a director of the company because of his more than 20 years of experience working in high technology industries, including in France where the company has substantial operations.

John D. Markley, Jr., 56, has been a director of the company since November 2016. Since 2009, Mr. Markley has served as Managing Partner of Bear Creek Capital Management, an investment firm focused on the cloud computing, mobile and communications infrastructure sectors. In addition, since 2014, he has been a Managing Partner of New Amsterdam Growth Capital, an investor in communications, media and technology companies. From 1996 to 2009, he was a partner with Columbia Capital, a venture capital firm, where he served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served as a policy advisor at the Federal Communications Commission from 1994 to 1996, where he and his team were instrumental in developing and launching the commercial spectrum auction process. Mr. Markley has also been a director of Charter Communications, Inc. since 2009, currently serving as chair of its nominating and corporate governance committee and as a member of its audit committee. He previously served on the boards of directors of Millennial Media, Inc., from 2006 to 2014, and BroadSoft, Inc., from 2002 until its acquisition by Cisco Systems, Inc. in February 2018. The Board has concluded that Mr. Markley should serve as a director of the company based on his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities. He also qualifies as an audit committee financial expert.

Jean F. Rankin, 63, has been a director of the company since June 2010. Ms. Rankin served as Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, from 2007 to May 2014, when LSI was acquired by Avago Technologies Limited. In this role, she served LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems Inc., where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. Since 2017, Ms. Rankin has served on the board of directors of Resonant, Inc. The Board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

Summary of Director Qualifications and Experience

The following table summarizes the key qualifications, skills, and experience most relevant to the decision to nominate the above-listed candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not necessarily mean the director does not possess that qualification or skill. Each director biography above describes each director’s qualifications and relevant experience in more detail.

Experience, expertise or attribute	Chen	Gillman	Hutcheson	Kritzmacher	Markley	Rankin	Lesaicherre
IPR/IP licensing / patent acquisitions	•					•
Mobile industry	•		•	•	•	•
OTT services/video		•	•		•
CEO (current/former)	•		•				•
Finance / audit			•	•	•		•
Corporate strategy	•	•	•	•	•		•
High tech investment		•	•		•
Industry connections	•	•	•		•	•
High-tech operations	•	•	•	•			•

Board Diversity Matrix (as of April 18, 2022)

Based upon responses received from each of our directors with respect to diversity, the Board is currently comprised of individuals from the following diverse backgrounds:

Total Number of Directors	7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	5	—	—

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Vote Required and Board Recommendation

A director nominee receiving the affirmative vote of the majority of votes cast will be elected to serve as a director for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES.

Advisory Resolution to Approve Executive Compensation

(Proposal 2)

Description

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program in an effort to align management’s interests with those of its shareholders and to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the achievement of financial and strategic corporate goals, as well as departmental and individual performance, determine the short-term and long-term incentive compensation paid to our executives. Our executive compensation programs have a number of features designed to promote these objectives.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The Board has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2022 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2022 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2023 annual meeting of shareholders.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve this advisory resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 3)

Description

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2022. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the Board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC for the fiscal years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Type of Fees
Audit Fees(1)	$1,214,995	$1,224,975
Audit-Related Fees(2)	20,000	64,800
Tax Fees(3)	207,000	205,000
All Other Fees(4)	2,900	5,000

Total	$1,444,895	$1,519,775

(1)

Audit Fees consist of the aggregate fees billed by PwC for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and for services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years. Such fees also include fees billed by PwC in connection with its audit of the financial statements of Convida Wireless, LLC, the company’s joint venture with Sony Corporation of America, and several international statutory audits.

(2)

Audit-Related Fees consist of the aggregate fees billed by PwC for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees.” Such fees relate to a supplemental schedule report, consultation concerning financial accounting and reporting standards and, for 2020 only, also include fees billed by PwC in connection with attestation services performed over the financial statements of the Signal Trust for Wireless Innovation, a Delaware statutory trust formed in 2013 and dissolved in 2021.

(3)	Tax Fees consist of the aggregate fees billed by PwC related to technical advice pertaining to foreign and domestic tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC for certain accounting research software licensed by the company from PwC.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the Audit Committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the Audit Committee has available for reference a schedule of services and fees approved by category for the current year, and specific details of the proposed services are provided to the Audit Committee.

The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. In cases where the Audit Committee chair pre-approves a service provided by the independent registered public accounting firm, the chair is required to report the pre-approval decisions to the Audit Committee at its next scheduled meeting. The company’s management periodically provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2022.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE

As more fully described in its charter, the Audit Committee oversees the company’s financial reporting processes on behalf of the Board. In fulfilling our oversight responsibilities, the Audit Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2021, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The Audit Committee also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2021, and the Audit Committee retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE:

John A. Kritzmacher, Chair

Joan H. Gillman

Pierre-Yves Lesaicherre

The foregoing Audit Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2022:

Name	Age	Position

Liren Chen	51	President and Chief Executive Officer
Richard J. Brezski	49	Chief Financial Officer and Treasurer
Eric Cohen	64	Chief Strategy and Growth Officer
Eeva K. Hakoranta	57	Chief Licensing Officer
Joshua D. Schmidt	38	Chief Legal Officer and Corporate Secretary
Henry Tirri	65	Chief Technology Officer

There are no family relationships among the individuals serving as our directors or executive officers. The company’s executive officers are appointed to their respective offices to hold office until their successors are duly appointed. Biographical information on Mr. Chen is discussed under the caption “Election of Directors” above.

Richard J. Brezski is InterDigital’s Chief Financial Officer, responsible for overseeing the company’s finance, accounting, audit, tax, treasury, and facilities functions, including the company’s internal and external financial reporting and analysis. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed to the additional post of Treasurer. In May 2012, he was appointed Chief Financial Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Eric Cohen is InterDigital’s Chief Strategy and Growth Officer, leading corporate and business development, new technology ventures and the company’s strategy development. Mr. Cohen works to identify and nurture industry relationships to drive technology leadership and growth into new areas, as well as leading the development and management of the company’s long-term strategy. Prior to joining the company in 2018, Mr. Cohen served as the Senior Vice President of Corporate Development at Dolby Laboratories Inc., where he oversaw corporate development, mergers and acquisitions and corporate strategy. Prior to Dolby, Mr. Cohen was a managing director at Cowen Group, Inc., and he previously held positions at J.P. Morgan and Credit Suisse First Boston. Mr. Cohen’s deep background in investment banking includes strategic transactions and financings across a broad range of industries. He is an independent member of the Supervisory Board for the Creative Solutions Division of Vitec Group plc and previously served on the Boards of Directors of 7digital Group plc and DTS Inc. and as Chairman of the Board of Directors of Via Licensing Corporation. Mr. Cohen holds an MBA from Stanford University as well as a B.Sc. degree from Brown University.

Eeva K. Hakoranta is InterDigital’s Chief Licensing Officer, responsible for overseeing the company’s complete licensing portfolio and activities. Ms. Hakoranta joined InterDigital in 2020 and contributes more than 30 years of experience in the legal and licensing industry. Prior to joining InterDigital, Ms. Hakoranta served more than 13 years at Nokia, most recently as Senior Vice President and Head of IP and Litigation, as well as General Counsel for Nokia Technologies. Prior to leading Nokia’s IP activities, she was influential in building the company’s patent licensing team and significantly growing its licensing revenue. Before Nokia, Ms. Hakoranta served in private practice at Roschier Attorneys Ltd in Helsinki, Finland. Ms. Hakoranta holds an LLM from the University of Helsinki.

Joshua D. Schmidt is InterDigital’s Chief Legal Officer and Corporate Secretary, responsible for managing the company’s legal functions. Mr. Schmidt joined InterDigital in 2015 and previously served as Vice President,

Deputy General Counsel, with responsibility for the company’s corporate, commercial, employment and compliance functions, as well as the company’s ESG initiatives and was promoted to Chief Legal Officer and Corporate Secretary in October 2021. Prior to that role, Mr. Schmidt served in a variety of roles within InterDigital’s legal department, with primary responsibility for the company’s M&A, corporate governance, and commercial contracting functions. Before joining InterDigital, Mr. Schmidt was an associate at Dechert LLP, where he focused his practice on private and public company M&A, securities offerings, venture capital transactions and joint ventures. Mr. Schmidt holds a Juris Doctor degree from Duke University School of Law and a Bachelor of Science in Business Administration: Finance from the University of Pittsburgh.

Henry Tirri is InterDigital’s Chief Technology Officer. In this role, he is responsible for leading the company’s technology vision and strategy and advancing the company’s technology roadmaps. Dr. Tirri works closely with other executives to partner with internal R&D efforts, external investments and corporate development in executing the company’s technology vision. Dr. Tirri is a technology executive with deep experience in a variety of technology areas, including areas of increasing relevance to mobile such as artificial intelligence, automotive and data analytics, among others. He joined InterDigital in 2018 from Harman International Industries, Inc., where he had served as the Executive Vice President and Chief Technology Officer. Prior to Harman, Dr. Tirri served as the Executive Vice President and Head of Technologies Business at Nokia. During a decade at Nokia, he also served as the Chief Technology Officer and Head of the Nokia Research Center. Most recently, Dr. Tirri served in an advisory role with multinational banking corporation BBVA. He has held professorships at University of Helsinki, Stanford University, University of California at Berkeley, and Aalto University, and is a Fellow of the Helsinki Institute for Information Technology (HIIT). Dr. Tirri holds a PhD in Computer Science from the University of Helsinki, Finland and an Honorary Doctorate from the University of Tampere.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) covers all material elements of compensation awarded to, earned by or paid to the company’s Named Executive Officers (“NEOs”) during 2021 and focuses on the principles underlying the company’s executive compensation policies and decisions.

The CD&A explains the compensation for the following individuals:

NEO	Position as of December 31, 2021
Liren Chen	President and Chief Executive Officer (“CEO”)
Richard J. Brezski	Chief Financial Officer (“CFO”) and Treasurer
Eric Cohen	EVP, Chief Development Officer
Eeva K. Hakoranta	EVP, Chief Licensing Officer
Henry Tirri	EVP, Chief Technology Officer
William J. Merritt*	Former President and CEO

*	Mr. Merritt retired as our CEO effective April 5, 2021.

CEO Transition

As previously announced, Mr. Merritt, former President and CEO, retired effective April 5, 2021, after 25 years at InterDigital. The Board of Directors appointed Liren Chen as the company’s next President and CEO effective April 5, 2021. Mr. Chen, an industry veteran, had a long and successful career at one of the world’s most innovative technology companies, Qualcomm. His experience in IP licensing, global business expertise and technical capabilities are a unique combination that aligns perfectly with InterDigital’s opportunities, as his seamless transition to the CEO role and the company’s strong 2021 performance demonstrates.

Recruiting Mr. Chen to InterDigital. In addition to offering Mr. Chen a competitive annual compensation package, which is consistent with the approach for all our NEOs, to incentivize him to accept our offer, we provided him with one-time awards that would offset the value of unvested equity upon his departure from his previous employer. The company developed an offer that would persuade him to join InterDigital from his well-established leadership position at his former employer, while simultaneously balancing the company’s goal of creating long-term shareholder value through performance-based grants.

•

The Compensation Committee designed Mr. Chen’s new hire package to be consistent with CEO new hire pay packages of other companies with whom we compete for leadership talent. This includes a one-time equity award comprised of performance-based RSUs and performance-based options, with rigorous performance hurdles tied to driving revenue and ultimately value creation for our shareholders.

•

One time, sign-on cash bonus. Mr. Chen received a one-time, cash payment of $1,500,000, payable in three (3) equal installments: 1/3 upon Mr. Chen’s start date (with first paycheck); 1/3 payable upon the six-month anniversary of Mr. Chen’s start date; and 1/3 payable upon the one-year anniversary of Mr. Chen’s start date.

•

New hire equity award: Mr. Chen received a one-time new hire equity award pursuant to the terms and conditions of the InterDigital, Inc. 2017 Equity Plan, as amended (“2017 Equity Plan”), with a value of $7,500,000, allocated as follows:

•	$3,500,000 in time-based RSUs that vest in three equal installments on the first three anniversaries of Mr. Chen’s start date, subject to continued employment through the applicable vest date;

•

$2,000,000 in performance-based RSUs that vest, if at all, based on achievement of specified revenue platform milestone performance goals through December 31, 2025 and continued employment through the applicable vest date; and

•

$2,000,000 in performance-based options with a 10-year term that vest, if at all, based on the achievement of specified revenue platform milestone performance goals through December 31, 2025 and continued employment through the vest date; additionally, shares acquired upon exercise must be held for a period of two years following date of vesting.

•

InterDigital Deferred Compensation Plan: Mr. Chen received a one-time discretionary contribution to the InterDigital, Inc. Deferred Compensation Plan in the amount of $3,000,000, which vested $1,500,000 on his start date, and $500,000 on each of January 1, 2022, January 1, 2023, and January 1, 2024, subject to accelerated vesting as described in “Potential Payments upon Termination or Change in Control.”

Succession Planning Committee. In January 2020, the Board established a Succession Planning Committee to develop and evaluate potential candidates to be considered as successors to Mr. Merritt as President & CEO. Messrs. Hutcheson, Kritzmacher and Markley and Ms. Rankin served as members. The company retained the services of an executive search firm to assist, along with our leadership team, with the identification and evaluation of CEO candidates. While the committee reviewed many candidates with a diverse set of backgrounds, very few had skills as relevant to InterDigital as Mr. Chen’s deep understanding of the legal, business and industry environments that affect the development of technology and IP licensing worldwide. The Succession Planning Committee held 16 meetings during the course of the search. The Succession Planning Committee worked with our Compensation Committee and our compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), to design a competitive compensation package to incentivize Mr. Chen to join InterDigital from his well-established leadership position at Qualcomm.

Executive Summary

2021 Business Highlights and COVID-19 Impacts

Despite the challenges posed by the ongoing COVID-19 pandemic, we successfully executed on our strategy to innovate, design and develop technology solutions for the wireless and consumer electronics industries and to monetize those solutions and innovations. During 2021, with the majority of our workforce still working remotely, our business activities operated with minimal interruption, and we experienced limited impact on our operations and financial position. We resumed work-related travel on a limited basis and have successfully conducted the majority of our licensing negotiations, investor presentations and participation in standards organizations and industry events virtually, resulting in very strong business performance for 2021. Key financial and strategic achievements are highlighted below:

•	Delivered very strong financial performance.

•	Total revenue increased 19% in 2021 over 2020, while operating income grew 29% and earnings per share grew by 23% year over year.

•	In 2021, 2020, and 2019, our total revenues were $425.4 million, $359.0 million, and $318.9 million, respectively.

•	Our recurring revenues in 2021, 2020 and 2019 were $351.7 million, $336.8 million, and $298.2 million, respectively.

•	In 2021, 2020, and 2019, we recognized $73.7 million, $21.6 million and $19.8 million, respectively, of non-current patent royalties.

•	In 2021, fixed-fee royalties accounted for approximately 89% of our recurring revenues.

•

Refocused on foundational technologies. In 2021, we refocused on the foundational technologies that enable the connected world, in particular 5G, by almost doubling our contributions to the 5G standard and increasing our 5G disclosures by more than 50%.

•

Continued to adapt. The company continued to adapt to the changing way we work to keep its innovation engine running smoothly. We successfully negotiated 13 new license agreements in 2021 despite the challenges of the COVID-19 pandemic, most notably with one of the leading smartphone manufacturers Xiaomi and our deal with a top ten TV manufacturer. This is twice the number of licenses signed in 2020 and the highest number of new license agreements signed in any given year for the past two decades.

2021 Compensation Decisions and Actions

The following are highlights of the key compensation decisions made by the Compensation Committee for 2021:

•

Limited Increases to Base Salaries: The CFO base salary remained flat for 2021 because the market data showed that his salary was within the median range for his position. Base salary increases for other NEOs were a result of increased responsibility (Chief Strategy & Growth Officer) and criticality of roles (Chief Licensing Officer and Chief Technology Officer). Please see “2021 Executive Compensation in Detail – Base Salaries” below for details.

•

Short Term Incentive Program Payouts Aligned with Performance. Our short-term incentives for fiscal 2021 performance paid between 103% and 168% of target to our NEOs. Please see “2021 Executive Compensation in Detail – Short-Term Incentive Plan” below for details.

•

Our executive compensation program is tied to the long-term shareholder value creation. Approximately 72% of our target annual CEO compensation and, on average, 60% of the compensation for our other NEOs was delivered in a mix of performance-based RSUs, performance-based stock options and time-based RSUs. Please see “2021 Executive Compensation in Detail – Long-Term Compensation Program” below for details.

•

Long-term performance goals were adjusted for revised business expectations. As further described in last year’s proxy statement and below under “Status of Prior LTCP Grants,” goals related to the performance-based RSUs covering the 2019 – 2023 performance period were adjusted to reflect the impact of our acquisitions and dispositions over the last three-year period on our business projections, to ensure the incentive program remained meaningful, simplify goals and ensure past sales revenue was appropriately considered.

•

Retirement & Transition Agreement with former CEO. Mr. Merritt, our former CEO, did not receive excessive payments in connection with his retirement. In exchange for the transition services, the company provided the pro-rata vesting of Mr. Merritt’s unvested time-based RSUs. Please see “Potential Payments upon Termination or Change in Control” below for details.

What Guides Our Program

Compensation Objectives and Philosophy

The primary purpose of our executive compensation program is to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we aim to:

•	attract talented leaders to serve as executive officers of the company by setting total compensation levels and incentive program targets at competitive levels for comparable roles in the marketplace;

•	retain our executives by providing a balanced mix of base salary and short and long-term incentive compensation;

•

motivate our executives by “paying for performance,” or rewarding individual performance and the accomplishment of corporate goals, as determined by the Compensation Committee, through performance-based compensation; and

•

align the interests of executives and shareholders by rewarding our NEOs for increasing our stock price over the long term and maximizing shareholder value with a substantial portion of total compensation in the form of direct ownership in our company through long-term equity awards and meaningful ownership guidelines.

Pay for Performance (Principal Elements of Pay)

Our executive compensation program is intended to hold our executive officers accountable for business results and compensate them for strong corporate performance and value creation for our shareholders by rewarding performance that meets or exceeds the goals established by the Compensation Committee. Our NEOs’ 2021 total compensation is comprised of a mix of base salary, short-term incentive plan (“STIP”) and long-term compensation plan (“LTCP”) awards. Consistent with our compensation philosophy, the actual compensation received by our NEOs will vary based on individual, departmental and corporate performance measured against annual and long-term performance goals. Additionally, because a significant percentage of our NEOs’ pay is comprised of equity awards, the value of their pay increases and decreases with changes in our stock price. For 2021, approximately 85% of our CEO’s annual target compensation, and on average, 77% of the target compensation of our other NEOs, was comprised of STIP and LTCP awards and thus variable based on the company’s performance.

[1]	CEO Target Pay Mix excludes sign-on awards.

2021 Executive Compensation in Detail

Base Salary

Base salary is the fixed element of an executive’s current cash compensation, which the company pays to afford each executive the baseline financial security necessary to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain highly qualified and talented leaders. The Compensation Committee reviews and approves base salaries for the executives annually. Salary adjustments for our NEOs in April 2021 were based on consideration of each NEO’s position, scope of responsibility and importance to the company and performance during 2021, as well as a review of the market data and a comparison of each NEO’s total compensation against that of the other executive officers in the company’s compensation peer group. The base salaries remained flat for the CFO for 2021 because the market data showed that his salary was within the median range for his respective position. Mr. Cohen received a 10%

increase as a result of increased responsibilities in role, and Mr. Tirri and Ms. Hakoranta received more modest increases in order to remain competitive with their peers and due to the criticality of their positions. Set forth below are the 2020 and 2021 base salaries for our NEOs:

NEO	2020	2021	% Increase
Liren Chen	NA	$690,000	NA
Richard J. Brezski	$402,500	$402,500	0%
Eric Cohen	$371,280	$408,408	10%
Eeva K. Hakoranta(1)	€325,000	€338,000	4%
Henry Tirri	$406,980	$423,259	4%
William J. Merritt	$690,000	$690,000	0%

(1)	Ms. Hakoranta receives her salary and other cash compensation in euros.

Short-Term Incentive Plan

The STIP annual incentive award is designed to provide a cash reward for the achievement of corporate goals and individual accomplishments during each fiscal year. Individual STIP payouts are determined based on performance against pre-determined strategic corporate goals and individual performance.

In first quarter 2021, the Compensation Committee approved target STIP levels for each of the NEOs other than Mr. Merritt. The 2021 target STIP levels, set as a percentage of annual base salary, for the NEOs were as follows:

NEO	2021 Target STIP Level
Liren Chen	100%
Richard J. Brezski	75%
Eric Cohen	75%
Eeva K. Hakoranta	60%
Henry Tirri	75%

Our STIP program is structured with two equally weighted portions: a corporate achievement component and a personal performance component. The corporate achievement component is based on the company’s achievement against pre-determined financial, strategic, and operational goals, while 10% of this component (at target) is reserved for the Compensation Committee to evaluate other goals in its discretion considering the quality of our results and other factors not anticipated at the beginning of the year (as listed below). The personal performance component is further detailed below. The STIP payout is determined using the following formula:

Corporate Performance Goals. For 2021, the corporate performance goals for the company’s executives and the relative weights assigned to each were as follows:

2021 STIP Corporate Performance Goals:

Performance Measure (relative weight)	Description	Goal/Objectives	Determination of Payout Level
Total Revenue (40%)	Achieve specified amount of recognized revenue as reported in our financial statements and pre-set targets of specified amounts of specific categories of revenue	Target is estimated recognized revenue as reported in 2021 financial statements Threshold $350M Target $370M

Minimum threshold set, below which would yield 0% achievement

Threshold set just below previous year actual achievement

Payout increases at rate of 3 percent for each percentage point above $390M up to maximum achievement of 200% of the applicable performance measure

Innovation (25%)	Patent filings and contributions to 5G, video and other standards

Standards participation – meet or exceed specified targets for wireless and video standards contributions and related patent applications

Patent filings – meet or exceed specified number of patent filings – of which specified percentage are standards related

5G innovation

Bonus element pays out if specific pre-defined strategic accomplishments are achieved

A scorecard approach was adopted for this metric, with each component equally weighted but individually evaluated at the end of the performance period

Performance Measure (relative weight)	Description	Goal/Objectives	Determination of Payout Level

Evolution (25%)	Successfully execute investment in new business initiatives, launch and execute ESG program and continued execution of culture and engagement projects	Launch one or more new business initiatives Continued culture development with focus on integrating engagement and \talent initiatives

Bonus element pays out if specific pre-defined strategic accomplishments are achieved

A scorecard approach was adopted for this metric with each individually evaluated at the end of the performance period

Compensation Committee Discretion (10%)	Allow Compensation Committee to adjust performance upward or downward as a result of unexpected outcomes or circumstances	Bonus component pays out based on overall subjective evaluation of company performance

These strategic corporate performance goals were structured to challenge and motivate executives and intended to align the executive team around a key set of company performance objectives. The goals further our long-term strategy by continuing to grow our worldwide patent portfolio, increase patent-based revenue by expanding our patent licensing activities into new product categories and encouraging investment in new business initiatives that both grow our patent portfolio and help expand our licensing activities.

On January 26, 2022, the Chief Executive Officer reported to the Compensation Committee on the final achievement of the strategic corporate goals and provided his assessment with respect to individual named executive officers’ performance for the year. Actual achievement against each of these performance goals was determined at the conclusion of the fiscal year. The following table contains details of the achievement of each of the components of the STIP, along with the payout assigned to each component according to its level of achievement:

Corporate Strategic Performance Goals: Outcomes
Goal (Target metric weight)	Threshold Payout	Target Payout	Maximum Payout(1)	Achievement	Component Payout
Total Revenue (40%) Total Revenue (70%)	$350M 0%	$370M 28%	$506M 56%	Total Revenue achievement approximately 34% above target; payout increased at rate of 3 percent for each percentage point above $390M	53.7%

CE Revenue (20%)	<$40M 0%	$40M 8%	$80M 16%	CE Revenue approximately 32% above target; achievement increase 1% for each 1% above target

Government Services Revenue (10%)	<$5M 0%	$5M 4%	$10M 8%	Government Services Revenue approximately 38% above target Achievement increase 1% for each 1% above target

Innovation (25%)	0%	25%	50%	Achievement on each goal is provided in parenthesis following the goal description: • Standards contributions (achieved at 169% of target) • Patent filings (achieved at 122% of target) • 5G innovation (achieved at 128% of target)	38.8%

Evolution (25%)	0%	25%	50%	Achievement on each goal is provided in parenthesis following the goal description: • Investment in new business initiatives (meet) • Company addressed each of 40+ topics identified as compulsory in Prioritization Matrix for ESG (exceeds) • Culture development with focus on integrating engagement and talent initiatives (exceeds)	30%

Corporate Strategic Performance Goals: Outcomes
Goal (Target metric weight)	Threshold Payout	Target Payout	Maximum Payout(1)	Achievement	Component Payout

Compensation Committee Discretion (10%)	0%	10%	20%	New CEO transition, including multi-faceted hiring onboarding & assimilation efforts Revamped 5-year corporate strategy with comprehensive targets, detailed execution plans and critical capability enhancement areas Initiated and partially completed company-wide cost reduction projects	12.5%

Overall Corporate Achievement	0%	100%	200%		135%

(1)	Maximum payout assumes 200% achievement on each component.

The Compensation Committee did not use its discretion to modify performance metrics under the STIP in light of the COVID-19 pandemic; however, it did determine that the company performed successfully in a year of transition with a new CEO, successfully achieved significant cost cutting projects and achieved groundbreaking litigation outcomes and determined that the company achieved 12.5% for the Compensation Committee Discretion metric.

Personal Performance Component. The Personal Performance component of each NEO’s STIP is based on pre-established criteria and evaluated by the Compensation Committee at the end of the year. For the CEO, the Compensation Committee considered the Board’s assessment of his performance, as reflected in the assessment of the non-executive Chairman of the Board. For 2021, Mr. Chen was further assessed on performance of the strategic corporate goals as his personal achievement of the following:

Goal	Achievements
Revenue	Despite the changed business environment as the result of the COVID-19 pandemic and joining InterDigital as its new CEO, InterDigital was able to successfully execute on its strategy to increase revenue to $425.4 million, the highest amount since 2017. The increase in revenue was a result of the completion of 13 new license agreements. Mr. Chen played a critical role in closing those transactions.

Innovation	Mr. Chen drove refocus of resources to core technology.

Evolution

Mr. Chen led the design and execution of two phases of cost-reductions in the U.S., France and rest of the world.

Mr. Chen executed organizational changes including merging Public Policy and Marketing teams and IP and enforcement teams, driving organizational transformation through requiring more collaboration and faster paced decision-making, improved execution, and increased accountability at senior management levels.

For the other NEOs, the Compensation Committee reviewed the performance assessments provided by Mr. Chen with respect to each executive’s individual performance and considered its own direct interactions with each NEO as well, including the impact on achievement of the strategic corporate goals and how well such NEO’s department performed during the year with respect to the department’s goals/primary projects. After completing the evaluations, the Compensation Committee determined that the personal performance achievement against objectives for each executive was as follows:

NEO	Personal Performance Factor (0%-200%)
Liren Chen	140%
Richard J. Brezski	120%
Eric Cohen	120%
Eeva K. Hakoranta	200%
Henry Tirri	70%

STIP Payout Calculation

Using the formula presented above, the payout for each executive was based on both Corporate Achievement and Personal Performance. The following table lays out the calculations for each NEO for 2021:

NEO	2021 Base Salary ($)	Target bonus as percentage of base salary	Corporate Achievement (applies to 50% of target award)	Personal Performance (applies to 50% of target award)	Overall achievement as % of target	Target bonus ($)	Actual Bonus ($)
Liren Chen	690,000	100%	135%	140%	138%	690,000	948,751
Richard J. Brezski	402,500	75%	135%	120%	128%	301,875	384,891
Eric Cohen	408,408	75%	135%	120%	128%	306,306	390,540
Eeva K. Hakoranta(1)	399,527	60%	135%	200%	168%	239,716	401,525
Henry Tirri	423,259	75%	135%	70%	103%	317,444	325,380

(1)	Ms. Hakoranta receives her salary and other compensation in euros. Amounts were converted to USD using an average exchange rate for 2021 of 1.182.

The 2021 STIP awards paid to the NEOs were entirely in cash. The Grants of Plan-Based Awards Table below reports the threshold, target and maximum potential STIP payouts for each NEO for 2021, and the Summary Compensation Table below reports the amounts actually earned by each NEO for 2021 under the STIP.

Long-Term Compensation Program

The LTCP is designed to align management’s interests with those of the company’s shareholders to maximize the value of the company’s stock over the long term and to enhance retention efforts by incentivizing executive officers to drive the company’s long-term strategic plan. It consists of three components:

Equity Vehicle	What it Does	Vesting Requirements
Performance-based RSUs	Aligns NEO and shareholder interests by tying value to both business results and future stock price.	Achievement of specified performance goals is required for vesting. For performance that falls below threshold achievement, no equity vests; vesting is capped at 200% of target(1). Performance-based options’ exercise term typically 7 to 10 years.
Performance-based stock options	Rewards for stock price appreciation and achievement of underlying goals.

Time-based RSUs	Focuses our executives on long-term share ownership and sustained value.	Three-year cliff or ratable vesting of shares.

(1)	Mr. Chen’s new hire performance-based RSUs and options were capped at 300% of target.

2021 LTCP Grant

The Compensation Committee determines annually the participation level and components of each executive officer’s LTCP award, emphasizing internal pay equity between the company’s NEOs and other executives to motivate and incentivize performance across the senior management team and encourage collaboration and shared responsibility for executing the company’s strategic plan. The Compensation Committee approved LTCP equity grants on March 30, 2021 that were comprised of the following equity vehicles:

NEO	2021 LTCP Grant: Equity Mix
	Performance-Based RSUs	Performance Based Stock Options	Time-Based RSUs
Liren Chen	33%	33%	33%
Richard J. Brezski	40%	0%	60%
Eric Cohen	40%	0%	60%
Eeva K. Hakoranta	40%	0%	60%
Henry Tirri	40%	0%	60%

The table below shows the target award values for the 2021 LTCP grant for each of the NEOs and includes the New Hire equity awards for Mr. Chen:

	Performance-Based RSUs ($) (1)	Performance-Based Stock Options ($) (2)	Time-Based RSUs ($) (1)	Total Value ($)
Liren Chen New Hire: LTCP:	2,324,655 1,248,305	2,324,655 1,289,088	3,971,679 1,248,305	8,565,959 3,785,698
Richard J. Brezski	440,000	—	660,000	1,100,000
Eric Cohen	440,000	—	660,000	1,100,000
Eeva K. Hakoranta	360,000	—	540,000	900,000
Henry Tirri	480,000	—	720,000	1,200,000

(1)

Award amounts for performance-based and time-based RSUs for Mr. Chen were determined based on the average closing price of InterDigital’s common stock for the ten-day period ended on the last trading day before the date of the Chen Offer Letter; the award amounts for performance-based and time-based RSUs for all other NEOs were determined based on the closing price of InterDigital’s common stock on March 31, 2021, the date of grant.

(2)	Individual award amounts for options were calculated based on Black-Scholes values; additional information can be found in footnote 5 to the Summary Compensation Table below.

A Closer Look at 2021 LTCP Performance-Based RSUs and Options. The actual number of performance-based RSUs and performance-based options (the “Performance Awards”) from the 2021 LTCP that may vest is based on the achievement of goal(s) set by the Compensation Committee. The goals employed for the 2021 LTCP are pro forma EBITDA and Consumer Electronics Revenue Platform. Pro forma EBITDA measures overall profitability of the company and Consumer Electronics Revenue Platform is an important measure of the company’s growth of its consumer electronics licensing business. If specified performance goals are not met, no payout will occur. The achievement from the pro forma EBITDA goal cannot exceed 120% of target, and achievement from the Consumer Electronics Revenue milestone goals cannot exceed 80% of target.

60% of the Performance Awards may vest at the end of the three-year performance period (January 1, 2021 through December 31, 2023) based on specified threshold, target, and maximum levels of pro forma EBITDA measured quarterly, on a trailing four quarter basis during the last two (2) years of the performance-period. The highest quarter determines goal achievement.    If the threshold level of achievement is not met, no payout will occur. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement above is calculated using linear straight-line interpolation between the target achievement level and the actual achievement level. Achievement of the threshold performance level will result in a 50% payout.

The remaining portion of the Performance Awards granted under the 2021 LTCP may vest based on the performance metric of Consumer Electronic Revenue Platform. Growth in our Consumer Electronic Revenue is much less predictable due to regulatory issues and the general business climate. As a result of these factors and to motivate our executives to grow our Consumer Electronic Revenue stream, we have structured 40% of the 2021 LTCP as a set of milestones towards achieving our five-year goal for our Consumer Electronic Revenue Platform (such awards, “Milestone Awards”). For each of the four milestones that is achieved, 25% of the executives’ target Milestone Awards will vest. The Milestone Awards may vest at any time during the five-year performance period (January 1, 2021 through December 31, 2025), to the extent that one or more of the milestones are achieved. Licensing agreements completed in the first three years of the performance period receive 150% revenue credit. The first of these milestones was achieved in January 2022, resulting in the vesting of 25% of target Milestone Awards, or 10% of the total 2021 Performance Awards. The company’s revenue model relies on challenging, high-stakes, often multi-year negotiations of licensing agreements, therefore, disclosure of specific revenue related metrics could adversely affect negotiating leverage, in particular, with milestone awards. Therefore, the company does not disclose performance targets and actual performance of each milestone.

Status of Prior LTCP Grants:

2017 LTCP Grant Measurement: The 2017 LTCP performance-based RSUs had a five-year performance period (January 1, 2017 – December 31, 2021). No RSUs vested as of the December 31, 2021 measurement date. The performance goals associated with the 2017 LTCP performance-based RSUs required a threshold achievement of $150 million pro forma EBITDA, defined by adjusting GAAP EBITDA to eliminate stock based compensation, litigation costs and other non-recurring and non-operating items after adjustments to bring revenue in line with Revenue Platform. If the pro forma EBITDA threshold is met, Revenue Platform is measured. In January 2022, the Chief Executive Officer reported to the Compensation Committee that the company had not achieved the threshold pro forma EBITDA, as defined in the performance goals for the 2017 LTCP Grants. After reviewing the company’s achievement of the applicable goals as of December 31, 2021, the Compensation Committee determined that the company’s goal achievement for the 2017 cycle was below the threshold required for the vesting of any portion of the performance-based RSU awards. As a result, all performance-based RSUs granted under the 2017 LTCP were forfeited.

2019 LTCP Grant – Goals:    In 2019, as part of the 2019 LTCP, the company granted performance-based RSUs with vesting based on the achievement of Revenue Platform and pro forma EBITDA goals. Subsequent strategic decisions by the company, specifically acquisitions and divestitures since the award issuance, impacted relevance and appropriateness of these goals. As a result, and in order to ensure that the outstanding performance-based awards continued to align management’s interest with those of the company’s shareholders and incentivize management and employees toward continued goal achievement during the CEO transition, in 2021, the Board of Directors approved the adjustment of the 2019 LTCP goal, applicable for the interim measurement period, to include a scalable performance metric for both pro forma EBITDA and Revenue Platform; meeting either of which would result in vesting of PSUs. This adjustment was applicable to all participants in the 2019 LTCP, not just the management team.

Revenue Platform is a forward-looking measurement and fails to take into account past sales that are collected as part of licensing agreements. Adjusted pro forma EBITDA, unlike the pro forma EBITDA applied to the 2017 LTCP goal, did not further adjust revenue to bring it in line with Revenue Platform as of the measurement date. Instead, pro forma EBITDA was adjusted to be a scalable performance metric measured on a rolling four quarter basis, instead of a single measure at the end of the performance period, with the highest quarter during the performance period determining achievement level.

2019 LTCP Grant – Interim Measurement: The 2019 LTCP performance-based RSUs have a five-year performance period (January 1, 2019 – December 31, 2023), with an interim measurement date on December 31,

2021. The Chief Executive Officer reported to the Compensation Committee on the achievement of the performance goals, as modified in 2021. The Compensation Committee reviewed the company’s achievement of these goals during the first three years and determined that the company’s goal achievement through the interim measurement date was 93% of target. Pursuant to the goals, as modified in 2021, the company has achieved a level of pro forma EBITDA that is 93% of the target pro forma EBITDA; as a result, 93% of the 2019 performance-based awards vested in March 2022.

2020 LTCP Grant: As previously described in the company’s 2021 proxy statement, performance-based awards granted under the 2020 LTCP may vest based on the achievement of either a China Revenue Platform Milestone goal or a normalized cash flow goal. The China Revenue Platform goal provided for partial vesting (20% of target) upon meeting each of five milestones, with each being set at a specified amount of China Revenue Platform, the amount of revenue from existing contracts for the next 12-month period. As reported in the 2021 proxy statement, the first China Revenue Platform milestone goal was achieved in June 2020. The second and third China Revenue Platform milestone goals were met with the execution of certain license agreements in 2021, and as a result, 40% of the Milestone Awards vested on October 15, 2021. All NEOs were participants in the 2020 LTCP and benefited from the vesting of these awards, other than Mr. Chen, who had not yet joined the company at the time of grant, and Mr. Merritt, who had already left the company at the time the goals were satisfied.

CEO New Hire Awards

The Compensation Committee approved the award of performance-based RSUs and performance-based options as part of Mr. Chen’s compensation package. The actual number of new hire performance-based RSUs and stock options that may vest is determined by the achievement of one or more diversified revenue platform milestone goals. The diversified revenue platform milestone goals measure achievement of specified amounts of revenue platform using forecasted revenue for a 12 month look-forward period multiplied by a “Revenue Value Credits” multiplier. The Compensation Committee incorporated a Revenue Value Credits multiplier that assigns greater value for signing license agreements earlier and for longer terms to drive revenue achievement and ultimately create long term shareholder value.

The size of the company’s license agreements completed in 2021, combined with the speed of signing such agreements and their long-term nature, resulted in the application of the Revenue Value Credit multiplier to the diversified revenue platform goal, which drove a 150% payout of Mr. Chen’s new hire performance-based RSUs and stock options. Additional milestones remain eligible to vest through 2026. The company’s revenue model relies on challenging, high-stakes, often multi-year negotiations of licensing agreements, therefore, disclosure of specific revenue-related metrics could adversely affect negotiating leverage, in particular, with milestone awards. Therefore, the company does not disclose performance targets and actual performance of each milestone. Total payout on the new hire performance-based awards cannot exceed 300% of target.

Shareholder Engagement and Results from 2021 Shareholder Advisory Vote on Executive Compensation

At the 2021 annual meeting of shareholders, we held an advisory vote on executive compensation. Approximately 95% of the votes cast supported the compensation of the company’s NEOs. The Compensation Committee considers the results of the annual advisory vote on executive compensation as a strong data point in its compensation decisions.

The Compensation Committee also actively and directly seeks out feedback from shareholders regarding the executive compensation program. Specifically, in the fall of 2021, the Chairperson of the Compensation Committee, our investor relations team, and as appropriate, members of senior management reached out to 25 of our largest investors, which collectively own about two-thirds of our outstanding shares, and ultimately engaged with investors that own more than 20% of our outstanding shares to discuss and receive input about our executive compensation. The Board of Directors is committed to ongoing shareholder engagement to ensure transparency into our compensation decisions.

In addition, during fiscal year 2021, our investor relations team participated in 20 investor conferences and six non-deal roadshow events and engaged with our investors on a regular basis to keep an open dialog about our business and performance, including over 80 individual investor interactions. Our investor relations team discusses with our shareholders any subject they wish to raise, subject to the limitations of applicable securities law, including financial activities, strategy, ESG and executive compensation.

Given this strong shareholder support, as expressed through the say-on-pay vote, feedback received through engagement with shareholders, as well as other factors considered by the Compensation Committee, the Compensation Committee determined not to make any significant changes to the overall structure of the program.

Good Governance Practices and Policies

The Compensation Committee and the company strive to maintain good governance practices and regularly review and update such practices related to the compensation of our executive officers, including our NEOs. The following table highlights the responsible practices we have implemented, as well as the practices we have avoided, in order to best serve our shareholders’ long-term interests:

WHAT WE DO	WHAT WE DO NOT DO
✓ We create a balanced compensation program through a mix of fixed and variable short- and long-term incentives.	☒ We do not have employment agreements with any NEO, except as required by local (non-U.S.) law.

✓   We cap payouts under our annual STIP to individual employees, including our NEOs, at two times target, even if company or individual performance would result in payouts in excess of two times target.

☒ We do not have single-trigger payout provisions in our equity award agreements.

✓ We have double-trigger change in control payout provisions (i.e., an executive must be terminated in connection with a change in control in order to receive any change in control benefits).	☒ We do not provide golden parachute tax gross-ups. ☒ We do not guarantee minimum STIP payouts.

✓   We have a clawback policy under which the company may recover excess cash incentive or performance-based equity compensation paid to our executive officers if intentional misconduct or gross negligence by one or more of our executive officers results in a material restatement of our financial statements.

☒ We do not provide excessive perquisites to executive officers that other employees at or above the senior director level do not receive.

✓ We have robust target stock ownership levels for our executive officers and directors. Each NEO has met the applicable stock ownership requirements	☒ We do not permit the hedging of InterDigital stock by any employee, including executive officers.

✓   We review compensation-related risk with an outside independent compensation consultant on an annual basis to ensure our plans do not create incentives that would put the company at risk of a material adverse effect.

☒ We do not pay out dividend equivalents on unvested RSUs; accrued dividend equivalents are paid out only if and to the extent that the underlying RSU award vests.

Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program and has final approval with respect to the composition, structure and amount of all executive officer compensation, subject to Board review.

The Compensation Committee is comprised of at least three independent members of the Board. Guided in the execution of its primary functions by the Board’s philosophy that the interests of key leadership should be aligned with the long-term interests of the company and its shareholders, the Compensation Committee annually reviews and approves goals relevant to the performance-based incentive compensation of the Chief Executive Officer and other executive officers. The Compensation Committee works very closely with management and the Compensation Committee’s independent consultant, Pearl Meyer, to examine the effectiveness of the company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are discussed above under “Board Structure and Committee Membership – Compensation Committee” and are specified in the Compensation Committee’s charter, which is available on our website at https://ir.interdigital.com/files/doc_downloads/governance/compensationCommittee.pdf.

Role of Executive Officers

As part of the annual performance and compensation review for executive officers other than the Chief Executive Officer, the Compensation Committee considers the Chief Executive Officer’s assessment of the other executive officers’ departmental and individual performances, reviewing major individual accomplishments and any other recommendations of the Chief Executive Officer regarding their compensation. The Chief Executive Officer also reports to the Compensation Committee on the company’s achievement of objectively measurable goals established under performance-based incentive programs, based upon data related to achievement provided by the Chief Financial Officer.

Role and Independence of Advisors

As referenced above, the Compensation Committee has engaged Pearl Meyer, an independent compensation consultant, to assist in carrying out its responsibilities. The Compensation Committee selects the consultant, negotiates the fees paid and manages the engagement. The Compensation Committee retained Pearl Meyer to advise it and the rest of the Board on matters including, but not limited to, trends in executive compensation, compensation peer group composition, assessing total direct compensation of the executives as compared to the compensation peer group, and short and long-term incentive plan design and compensation of the company’s executive officers. Based on consideration of the factors as set forth in applicable SEC rules and listing standards of the Nasdaq Stock Market, the Compensation Committee has determined that Pearl Meyer has no conflicts of interest in providing its services.

Factors Considered in Setting Compensation Amounts and Targets

In establishing compensation amounts and incentive program targets for executives, the Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation Committee annually reviews market data that is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for both the general and high-technology industries, adjusted for size.

Consistent with its review practices, in November 2020, Pearl Meyer assisted the Compensation Committee with its process of identifying peer group companies for 2021 compensation purposes. When choosing compensation peers, we not only look for companies with similar revenue in the communications equipment industry, but also companies for which licensing revenue is a significant component of their total revenue stream (approximately 20% to 100% of total revenue) and that have a relatively similar profit margin and market capitalization. There were a number of changes to the compensation peer group for 2021 from 2020, which included the removal of TiVo Corporation due to M&A activity and the removal of Plantronics, Inc. and CalAmp Corp. as a result of sustained poor financial performance. The following new companies were added to replace the removed peers and were chosen based on revenue size, industry fit and financial performance: Aviat Networks, Comtech Telecommunications, Digi International and Inseego.

The companies comprising the 2021 compensation peer group were as follows:

ADTRAN Inc.	Infinera Corporation	Ubiquiti Networks
Ansys, Inc.	Inovalon Holdings	Universal Display Corp.
Aspen Technology	Inseego Corp.	Universal Electronics, Inc.
Aviat Networks	Manhattan Associates	Xperi, Inc.
Comtech Telecommunications	Rambus Inc.
Digi International	Silicon Laboratories, Inc.
Dolby Laboratories, Inc.	Synaptics Inc.

Pearl Meyer conducted a compensation peer group review and reviewed market data from nationally recognized published surveys. Pearl Meyer then presented a report to the Compensation Committee that included such publicly available information about the levels and targets for base salary, short-term incentive compensation, long-term incentive compensation and total compensation for comparable executive-level positions at such peer group companies. The market data helps the Compensation Committee gain perspective on the compensation levels and practices at the compensation peer companies and to assess the relative competitiveness of the total compensation paid to the company’s executives. The data thus guides the Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation Committee uses the data to look for outliers or, in other words, to identify those executives whose total compensation is substantially below or above the 50th percentile of the market data but does not benchmark executive officer compensation to specific market percentages. In addition, the Compensation Committee takes into account other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience and performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

To align the interests of our executive officers with those of our shareholders, the company has established stock ownership guidelines for its executive officers. The CEO’s target ownership level is no less than the lesser of (i) the amount of company stock with a value of at least five times his current annual base salary or (ii) 65,000 shares. The company’s other executive officers are expected to own no less than the lesser of (i) the amount of company stock with a value of at least two times their current annual base salary or (ii) 12,500 shares.

Qualifying stock includes shares of common stock held outright or through the company’s 401(k) Plan (as defined below), restricted stock and, on a pre-tax basis, unvested time-based RSUs. Unearned performance-based RSUs and unexercised options do not count towards ownership guidelines. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit equal to the average closing price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing price is calculated annually on the date of the company’s annual meeting of shareholders.

Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her level is met. An executive may not make any disposition of shares that results in his or her holdings falling below the target level without the express approval of the Compensation Committee. As of December 31, 2021, all of the NEOs were in compliance with the guidelines.

Prohibition Against Hedging & Clawback Policy

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Compensation is subject to a clawback policy that would, under certain circumstances, entitle the company to recover certain compensation previously paid to the company’s executive officers, in accordance with the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event of any intentional misconduct or gross negligence by one or more executives that results in a material restatement of any company financial statement that was filed during the company’s then-current fiscal year or during one of the three prior full fiscal years, each executive would be required to repay or forfeit any excess cash-based incentive or performance-based equity compensation. The company will reevaluate its policy once final rules are adopted by the SEC and the Nasdaq Stock Market.

Savings and Protection and Nonqualified Deferred Compensation Plans

The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including NEOs, are able to contribute the lesser of 100% of their annual base salary and bonus or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s eligible earnings contributed to the 401(k) Plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

As noted above, the IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The company’s nonqualified deferred compensation plan (the “Deferred Compensation Plan”) provides a select group of management and highly compensated employees, including the NEOs, with an opportunity to defer up to 40% of their base salary and up to 100% of their STIP payment. For 2021, the company matched up to 50% of the first 6% of the participant’s eligible deferrals, determined on a combined plan basis taking into account deferred amounts under both the Deferred Compensation Plan and the 401(k) Plan. Matching contributions are made once annually after the end of the year. Participants vest one-third in company matching contributions after one year of service, two-thirds after two years of service and fully after three years of service, a vesting schedule identical to the 401(k) Plan. For more information about the nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation.”

Severance Arrangements with NEOs

In October 2018, the company adopted the InterDigital, Inc. Executive Severance and Change in Control Policy (the “Executive Severance Policy”), which had an initial term of three years and automatically renews for additional successive one-year periods thereafter (unless the company provides notice of non-renewal at least 30 days before the expiration of the term (as extended by any renewal period)). The policy applies to all NEOs except for Ms. Hakoranta, whose severance arrangements, in compliance with local law, are set forth in her employment agreement and Mr. Chen, whose severance arrangements are modified by his offer letter related to his employment (the “Chen Offer Letter”). Among other things, the Executive Severance Policy provides severance payments and benefits upon certain qualifying terminations of employment, including upon termination of the NEO’s employment by the company without Cause, and provides for enhanced payments and benefits if such termination occurs on or within one year after a Change in Control, each as defined in the Executive Severance Policy. Ms. Hakoranta’s employment agreement provides similar payments and benefits. For more information regarding the provisions governing these termination scenarios, please see “Potential Payments upon Termination or Change in Control.”

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the Compensation Committee considered all components of our compensation program and assessed any associated risks. The Compensation Committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time-and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under STIP and LTCP awards; (iv) the company’s adoption of, and adherence to, various compliance programs, including the Code of Ethics, a clawback policy, a contract review and approval process and signature authority policy and a system of internal controls and procedures; (v) the use of normalized cash flow as a performance metric; and (vi) the oversight exercised by the Compensation Committee over the performance metrics and results under the STIP and the LTCP. In addition, compensation programs are reviewed with Pearl Meyer on an annual basis to ensure plans do not create incentives that would put the company at excessive risk. Based on the assessment described above, the Compensation Committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company.

Accounting for Share-Based Compensation

We follow FASB ASC Topic 718 for our share-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render services in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Jean F. Rankin, Chair
S. Douglas Hutcheson
John D. Markley, Jr.

The foregoing Compensation Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our NEOs in the last three years (unless the NEO was not an executive officer of the company during such year). Our NEOs consist of: (i) Liren Chen, our President and CEO; (ii) Richard J. Brezski, our CFO and Treasurer; (iii) Eric Cohen, our Chief Strategy and Growth Officer; (iv) Eeva K. Hakoranta, our Chief Licensing Officer; (v) Henry Tirri, our Chief Technology Officer; and (vi) William J. Merritt, our former President and CEO who ceased to be an executive officer of the company effective April 5, 2021. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Liren Chen (8)	2021	504,231	1,000,000	5,219,984	—	948,750	3,151,873	10,824,838
President and Chief
Executive Officer

Richard J. Brezski	2021	402,500		660,000	—	384,891	26,121	1,473,512
Chief Financial Officer	2020	402,500		300,000	—	351,684	23,325	1,077,509
and Treasurer	2019	400,783		250,000	—	243,009	23,094	916,886

Eric Cohen (8)	2021	401,982		660,006	—	390,540	28,538	1,481,066
Chief Strategy and Growth
Officer

Eeva K. Hakoranta (8)(9)	2021	397,025		510,022	—	401,525	998	1,339,547
Chief Licensing Officer

Henry Tirri (8)	2021	420,441		720,030	—	325,380	14,385	1,480,236
Chief Technology Officer

William J. Merritt	2021	188,423		—	—	—	1,382,017	1,570,440
Former President and Chief	2020	690,000		1,083,348	—	855,600	13,556	2,642,504
Executive Officer	2019	681,346		1,083,383	1,083,383	555,450	13,406	3,416,967

(1)	Base salary increases, as applicable, for 2021, 2020, and 2019 became effective on April 1 each year. Amounts reported reflect the value of base salary earned by each NEO during such years.

(2)	In connection with his hiring as CEO in April 2021, Mr. Chen received a sign-on cash bonus, two-thirds of which was paid in 2021; the other third will be paid in 2022.

(3)

Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based RSU awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 12 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.

(4)

Amounts reported also reflect the value at the grant date of performance-based RSUs granted in such years based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 12 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

On March 31, 2021, the company granted performance-based RSU awards to its NEOs, including Milestone Awards. Additionally, on April 15, 2021, the company granted a performance-based RSU award to Mr. Chen under the 2021 LTCP, as well as a performance-based RSU award as part of his new hire package.

As of such dates, consistent with the estimates determined as of the respective grant dates under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants did not meet the threshold for recording compensation cost, and, as a result, their grant date fair value was $0. The following table sets forth the grant date fair value of the performance-based RSUs granted to the NEOs in 2021 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level equating to performance against target of at least 200% for the 2021 LTCP and 300% for Mr. Chen’s new hire PSUs:

NEO	Maximum Value Performance-Based RSU Awards 2021 LTCP ($)	Maximum Value New Hire PSUs ($)
Liren Chen	2,496,610	6,808,875
Richard J. Brezski	880,052
Eric Cohen	880,052
Eeva K. Hakoranta	720,031
Henry Tirri	960,125

(5)

Amounts reported reflect the value recognized for financial reporting purposes in accordance with FASB ASC Topic 718. During 2021, the company granted performance-based options to Mr. Chen, including Milestone Awards, as part of the 2021 LTCP, as well as a performance-based option award as part of his new hire. As of the grant date, consistent with the estimates determined as of the respective grant dates under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants did not meet the threshold for recording compensation cost, and, as a result, their grant date value was $0. The following table sets forth the grant date fair value of the performance-based stock options granted to Mr. Chen in 2021 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% for the 2021 LTCP and 300% for Mr. Chen’s new hire performance-based options.

NEO	Maximum Value Performance- Based Stock Option Awards – 2021 LTCP ($) (a)	Maximum Value Performance- Based Stock Option Awards – New Hire Award ($) (b)
Liren Chen	2,578,176	6,973,964
Richard J. Brezski	—
Eric Cohen	—
Eeva K. Hakoranta	—
Henry Tirri	—

(a)

The weighted-average assumptions underlying the above valuations under the Black-Scholes option pricing model are as follows: expected term of 7.46 years; volatility of 35.54%; a risk-free interest rate of 1.3%; and a dividend yield of 2.172%.

(b)

The weighted-average assumptions underlying the above valuation under the Black Scholes option pricing model are as follows: expected term of 7.75 years; volatility of 36.33%; a risk-fee interest rate of 1.3%; and a dividend yield of 2.172%.

(6)	Amounts reported include the value of payouts earned under the company’s 2021 STIP.

(7)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal year 2021:

NEO	401(k) Plan Matching Contributions ($)(a)	Supplemental LTD ($)(b)	Deferred Compensation Plan Matching Contributions ($)(c)	Deferred Compensation Contribution or Distribution ($) (d)	Relocation Expense ($)(e)	PTO Payout ($)(f)	Value Realized on Pro-Rata vesting of RSUs	Total ($)
Liren Chen	8,598	4,199	6,427	3,000,000	132,649			3,151,873
Richard J. Brezski	8,700	3,495	13,926					26,121
Eric Cohen	8,700	6,120	13,718					28,538
Eeva K. Hakoranta		998						998
Henry Tirri	8,700	5,685						14,385
William J. Merritt	8,700	1,251				103,580	1,268,486	1,382,017

(a)

Amounts represent company matching contributions to all employees, including the NEOs, on 50% of the first 6% of the employee’s eligible salary and annual bonus contributed to the 401(k) Plan, up to the maximum amount permitted by the Internal Revenue Service.

(b)	Amounts represent premium amounts paid by the company for supplemental executive long-term disability insurance for the benefit of such NEO.

(c)

Amounts represent company matching contributions made pursuant to the company’s nonqualified deferred compensation plan for NEO contributions. For more information, see “Nonqualified Deferred Compensation.”

(d)	Amount represents a one-time discretionary contribution made by InterDigital as part of Mr. Chen’s new hire package.

(e)

Amount represents a taxable reimbursement to compensate Mr. Chen for expenses related to his relocation from California to Wilmington, Delaware. Amount includes $39,561 in additional payment for tax assistance, eligible to all InterDigital employees who receive relocation benefits.

(f)	Amount represents paid time off accrued but not taken, which, pursuant to company policy and applicable to all U.S. employees upon employment termination, was paid to Mr. Merritt.

(8)	Messrs. Chen, Cohen and Tirri and Ms. Hakoranta were not among the company’s NEOs for 2019 or 2020.

(9)	Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to USD using an average exchange rate for 2021 of 1.182.

Grants of Plan-Based Awards in 2021

The following table summarizes the grants of (i) cash awards under the STIP and (ii) options (OPT), time-based RSU awards (TRSU) and performance-based RSU awards (PSU) under the LTCP, each made to the NEOs during the year ended December 31, 2021. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Liren Chen	STIP		0	690,000	1,380,000
	OPT	4/15/21								156,842	$73.15	0
	TRSU	4/15/21							17,065			1,248,305
	TRSU (New Hire)	4/15/21							54,295			3,971,679

	PSU	4/15/21				8,533	17,065	34,130				0
	PSU (New Hire)	4/15/21				15,514	31,027	62,054				0

Richard J. Brezski	STIP		0	301,875	603,750

	TRSU	3/31/21							10,402			660,007
	PSU	3/31/21				3,468	6,935	13,870				0

Eric Cohen	STIP		0	306,306	612,612
	TRSU	3/31/21							10,402			660,007
	PSU	3/31/21				3,468	6,935	13,870				0

Eeva K. Hakoranta(5)	STIP		0	239,716	479,432
	TRSU	3/31/21							8,511			540,023

	PSU	3/31/21				2,837	5,674	11,348				0

Henry Tirri	STIP		0	317,444	634,889
	TRSU	3/31/21							11,348			720,031
	PSU	3/31/21				3,783	7,566	15,132				0

(1)

Amounts reported represent the potential threshold, target and maximum STIP payouts depending on the level of performance achieved under the STIP for fiscal 2021. Such amounts ranged from 0 to 200% of the target payout, representing the maximum payout possible under the STIP. For all NEOs, the actual amount earned for fiscal 2021, which is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2021 strategic corporate goals established by the Compensation Committee and individual performance of the NEO during 2021.

(2)

Amounts reported represent the potential threshold, target and maximum number of performance-based RSUs the NEO could earn, measured as of the grant date, pursuant to his or her performance-based RSU award for the 2021 LTCP and for Mr. Chen, pursuant to his performance-based RSU award granted as part of his new hire compensation package. 100% achievement of the performance goal or goals associated with the award results in a 100% payout of the associated target amounts. Except for Milestone Awards, goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold payout of 50% of target and a maximum payout of 200% of target; Mr. Chen’s new hire performance-based RSUs have a maximum payout of 300% of target. In October 2021, (a) 40% of the performance-based RSUs constituting Milestone Awards of each NEO other than Mr. Chen vested upon achievement of two milestones under the respective awards, and (b) Mr. Chen’s new hire performance-based RSUs constituting Milestone Awards vested at 150% of target based upon achievement of multiple milestones.

(3)

Amounts reported represent the target number of performance-based stock options granted. 100% achievement of the performance goal or goals associated with the award results in a 100% vesting of the associated target number of options. Except for Milestone Awards, goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold vesting of 50% of target and a maximum vesting of 200% of target; Mr. Chen’s new hire performance-based options have a maximum payout of 300% of target. In October 2021, Mr. Chen’s performance-based stock options constituting Milestone Awards vested at 150% of target upon satisfaction of multiple milestones.

(4)

Grant date fair value of RSU awards is determined in accordance with FASB ASC Topic 718. The TRSU awards granted in 2021 are scheduled to vest ratably over a three year period. Amounts reported for performance-based RSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for the 2021 LTCP and Mr. Chen’s new hire performance-based RSUs did not meet the threshold for recording compensation cost, and, as a result, the grant date value of the performance-based RSU awards was $0. Accordingly, there is no value reported for the performance-based RSUs granted in 2021. Amounts reported also reflect the value at the grant date of the performance-based stock options granted in 2021 based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for these performance-based options did not meet the threshold for recording compensation cost, and, as a result, their grant date value was $0. Accordingly, there is no value reported for the performance-based stock options granted to Mr. Chen in 2021. See footnote 4 to the Summary Compensation Table above for the grant date fair value of the performance-based stock options granted to Mr. Chen in 2021 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% or 300%.

(5)	Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to USD using an average exchange rate for 2021 of 1.182.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information concerning outstanding option and stock awards of the NEOs as of December 31, 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Liren Chen	4/15/21	—	—	56,299	73.15	4/15/31
	4/15/21 (new hire)	150,815	—	150,815	73.15	4/15/31
	4/15/21						71,360	5,111,517
	4/15/21(7)								32,578	2,333,562

Richard J. Brezski	3/15/15	10,796	—	—	52.85	3/15/22
	3/30/16	12,518	—	—	54.93	3/30/23
	3/30/17(8)								6,116	438,089
	7/16/18(9)								8,999	644,598
	3/15/19						3,698	264,888
	3/15/19(10)								11,094	794,663
	3/31/20						6,722	481,497
	3/31/20(11)								7,839	561,511
	3/31/21						10,402	745,095
	3/31/21(12)								6,935	496,754

Eric Cohen	7/16/18(9)								6,299	451,197
	3/15/19						2,589	185,450
	3/15/19(10)								7,766	556,279
	3/31/20						6,162	441,384
	3/31/20(11)								7,185	514,719
	3/31/21						10,402	745,095
	3/31/21(12)								6,935	496,754

Eeva K. Hakoranta	8/17/20						3,568	255,576
	8/17/20(11)								2,387	170,963
	3/31/21						8,511	609,643
	3/31/21(12)								5,674	406,429

Henry Tirri	7/16/18(9)								9,899	709,065
	3/15/19						4,068	291,391
	3/15/19(10)								12,203	874,101
	3/31/20						8,403	601,907
	3/31/20(11)								9,799	701,889
	3/31/21						11,348	812,857
	3/31/21(12)								7,566	541,953

William J. Merritt(13)

(1)

Amounts reported represent (a) for Mr. Chen, awards of options as part of his new hire compensation package which vest upon the achievement of specified pre-approved milestones, when and if achieved, and not on pre-determined dates and (b) for Mr. Brezski, awards of options under the LTCP, which vested annually in three equal installments, beginning on the first anniversary of the grant.

(2)

Includes (a) performance-based options granted for the 2021 LTCP, a portion of which is eligible to vest on March 15, 2024, subject to the achievement of pre-approved goals established by the Compensation Committee, and a portion of which is eligible to vest upon the achievement of specified pre-approved milestones, when and if achieved, and on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2025 and (b) performance-based new hire options that remain eligible to vest if additional milestone goals are achieved.

(3)

All awards granted are time-based RSUs granted under the LTCP or as part of Mr. Chen’s new hire compensation package. Awards granted on March 15, 2019 vested on March 15, 2022. Awards granted on March 31, 2020 fully vest on March 15, 2023. Awards granted on August 17, 2020 fully vest on August 17, 2023. Awards granted on March 31, 2021 vest one-third each year on March 15, 2022, 2023 and 2024. Awards granted on April 15, 2021 vest one-third each year on April 15, 2022, 2023 and 2024.

(4)	Values reported were determined by multiplying the number of unvested time-based RSUs by $71.63, the closing price of our common stock on December 31, 2021.

(5)	Amounts reported were based on target performance measures and represent awards of performance-based RSUs made under the LTCP.

(6)

Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $71.63, the closing price of our common stock on December 31, 2021.

(7)

Performance-based RSU award granted for the 2021 LTCP, a portion of which is eligible to vest on March 15, 2024, subject to the achievement of pre-approved goals established by the Compensation Committee, and a portion of which is eligible to vest upon the achievement of specified pre-approved milestones, when and if achieved, and on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2025.

(8)

Performance-based RSU award granted for the 2017 LTCP. The award did not vest on March 15, 2022, as the company failed to meet the threshold performance level of pre-approved performance goals established by the Compensation Committee measured as of December 31, 2021.

(9)

Performance-based RSU award granted for the 2018 LTCP. Eligible to vest on March 15, 2023, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2022.

(10)

Performance-based RSU award granted for the 2019 LTCP. A portion of the award vested on March 15, 2022 based on the achievement of pre-approved goals established by the Compensation Committee, and the remaining unvested portion, will remain eligible to vest on March 15, 2024, subject to the achievement of the performance goals measured as of December 31, 2023.

(11)

Performance-based RSU award granted for the 2020 LTCP that will either vest on March 15, 2023, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2022, or upon the achievement of specified pre-approved milestones, when and if achieved, and on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2024.

(12)

Performance-based RSU award granted for the 2021 LTCP a portion of which is eligible to vest on March 15, 2024, subject to the achievement of pre-approved goals established by the Compensation Committee, and a portion of which is eligible to vest upon the achievement of specified pre-approved milestones, when and if achieved, and on the 15th of the month following certification by the Compensation Committee that the milestone goal was achieved, prior to December 31, 2025.

(13)	Mr. Merritt forfeited all of his unvested options and RSUs in connection with his April 2021 retirement.

Option Exercises and Stock Vested in 2021

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2021 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Liren Chen	—	—	46,790	3,202,171
Richard J. Brezski	16,737	597,172	11,466	780,312
Eric Cohen	—	—	10,891	744,974
Eeva K. Hakoranta	—	—	4,516	315,602
William J. Merritt	161,002	2,654,579	41,176	2,733,410
Henry Tirri	—	—	14,925	1,028,853

(1)	Amounts reported represent the total number of shares underlying exercised options, before deductions for tax withholdings and exercise price.

(2)	Amounts reported represent the number of options exercised multiplied by the applicable market price less the number of options exercised times the option exercise price.

(3)	Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.

(4)	Amounts reported represent the number of shares vested multiplied by the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

In 2013, the company introduced a nonqualified deferred compensation plan to complement the 401(k) Plan. The IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The deferred compensation plan provides the company’s directors and designated select group of highly compensated employees, including the NEOs, with an opportunity to set aside additional compensation for their retirement. Pursuant to the terms of the deferred compensation plan, each eligible employee may elect to defer base salary and STIP payouts, and non-employee members of the Board may elect to defer Board fees, in each case, on a pre-tax basis and up to a maximum amount selected annually by the Compensation Committee.

An employee participant or director may allocate deferrals to one or more deemed investments under the deferred compensation plan. The amount of earnings (or losses) that accrue to a participant’s account attributable to deferrals depends on the performance of investment alternatives selected by the participant. The deemed investment options are currently similar to those available under the 401(k) Plan. However, a participant’s election of investment alternatives as measuring devices for determining the value of a participant’s account does not represent actual ownership of, or any ownership rights in or to, the investments to which the investment alternatives refer, nor is the company in any way bound or directed to make actual investments corresponding to such deemed investments.

The company will not make any matching or discretionary contributions to the accounts of directors. However, the company may, but is not required to, make matching or discretionary contributions in cash to the accounts of employee participants. Any such company contributions are subject to a vesting schedule as determined by the Compensation Committee. The specific terms for each plan year, including eligible compensation, minimum and maximum deferral amounts (by percentage of compensation) and matching terms, are determined on an annual basis by the Compensation Committee.

Employee participant and director account payment obligations are payable in cash on a date or dates selected by the employee participant or director or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances. An employee participant or director may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

For the 2021 plan year, eligible employees could elect to defer 6%, 10%, 20%, 30% or 40% of their base salary and 25%, 50%, 75% or 100% of their STIP. Matching contributions are determined on a combined plan basis taking into account deferred amounts under both the 401(k) Plan and the deferred compensation plan. Deferral elections had to be made by December 31, 2020. For 2021, a participant’s combined match for the 401(k) and deferred compensation plan was 50% of the combined deferrals up to 6% of the participant’s eligible deferrals, and matching contributions under the deferred compensation plan were deemed to be notionally invested in investment alternatives elected by the NEO that are similar to those available to participants in the 401(k) Plan. Matching contributions are made once annually after the end of the year. Matching contributions vest ratably based on years of service of the participant over three years in one-third increments, with the first vesting occurring after one year of service. Of the participating NEOs, only Mr. Chen has not yet met the three (3) years of service requirement for full vesting; however, per the terms of the Chen Offer Letter, one-half of the discretionary contribution vested immediately with the remaining amount vesting in three equal installments in each of January 2022, 2023, and 2024. Additionally, per the terms of the Chen Offer Letter, if Mr. Chen is terminated without Cause, due to death or disability or resigns for Good Reason, as defined in the Chen Offer Letter, the discretionary company contribution will immediately vest upon such termination.

The following table sets forth the relevant NEO information regarding the deferred compensation plan for 2021.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Liren Chen	191,077	2,957,696	228,523	—	3,377,296
Richard J. Brezski	38,702	13,926	67,316	—	565,304
Eric Cohen	23,048	13,718	23,065		167,659
Eeva K. Hakoranta	—	—	—	—	—
William J. Merritt	—	—	209,080	207,173	2,623,458
Henry Tirri	—	—	—	—	—

(1)

Contributions include deferred 2021 salary amounts and deferred 2020 STIP amounts (corresponding to the portion of the 2020 STIP amount paid in 2021). The payouts of the 2021 STIP were not made until 2022. As a result, any deferrals of the 2021 STIP are not reflected in this column. For Messrs. Chen, Brezski and Cohen, $191,077, $38,702 and $23,048, respectively, was included in the “Salary” column of the Summary Compensation Table.

(2)

For the 2021 plan year, the company matched deferrals up to 50% of the first 6% of the participant’s base salary and annual bonus, determined on a combined plan basis taking into account amounts deferred under both the 401(k) Plan and the deferred compensation plan during the 2021 calendar year. The amounts disclosed in this column reflect matching contributions (made by the company in 2022) for 2021 NEO deferral contributions and the new hire discretionary employer contribution made on behalf of Mr. Chen. Amounts are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2021.

(3)

The company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Therefore, the amounts in this column are not included in the Summary Compensation Table. Balances include earnings credited to the NEO’s account from notional investment alternatives elected by the NEO from alternatives that are similar to those available to participants in the 401(k) Plan.

(4)	Aggregate balance consists of employee contributions made in 2013 through 2021, company matching contributions for 2013 through 2021 and notional investment earnings through 2021.

Set forth below are the amounts reported in the aggregate balance that were previously reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for fiscal years 2013 through 2020, in the aggregate:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Liren Chen	0	0	0
Richard J. Brezski	231,017	50,192	75,734
Eric Cohen	0	0	0
Eeva K. Hakoranta	0	0	0
William J. Merritt	401,347	1,205,746	191,656
Henry Tirri	0	0	0

The deferred compensation plan was implemented in 2013. Therefore, there are no amounts included that were reported as compensation to any NEO prior to 2013.

Potential Payments upon Termination or Change in Control

InterDigital, Inc. Executive Severance and Change in Control Policy

As discussed above in “Compensation Discussion and Analysis,” our NEOs are eligible for benefits pursuant to the Executive Severance Policy, which provides for severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Pursuant to the terms of the Executive Severance Policy, in the event of a termination other than for Cause, death or disability, and provided the NEO executes a separation agreement in a form acceptable to the company (which may include, among other things, a broad release of all claims against the company, a non-disparagement, a non-solicitation and other standard restrictive covenant provisions) (a “Separation Agreement”), the NEO would be entitled to receive: (i) severance in an amount equal to one and a half times base salary then in effect (or, in the case of our Chief Executive Officer during his first year of employment, three times base salary then in effect) paid over a period of 18 months (or, in the case of our Chief Executive Officer, 30 months); (ii) health coverage on terms and conditions comparable to those most recently provided for the period of one year (or, in the case of our Chief Executive Officer, 18 months) commencing upon the date of termination; (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services and (iv) pro-rata vesting of outstanding equity awards pursuant to the terms of the applicable award agreements.

If the company terminates an NEO other than for Cause or such NEO terminates employment with us for Good Reason, in each case within one year (in the case of our Chief Executive Officer, two years) following a Change in Control of the company and provided that he or she executes a Separation Agreement, pursuant to the terms of the Executive Severance Policy, the NEO would be, entitled to (i) severance in an amount equal to two times base salary then in effect (in the case of our Chief Executive Officer, in the amount set forth in the table below) plus one times the target bonus under the STIP then in effect and (ii) an amount equal to the cost of continued health coverage on terms and conditions comparable to those most recently provided for the period of 24 months, in each case, paid in a lump sum 60 days after date of termination. Termination for Good Reason means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s NDAIA.

If the company terminates an NEO other than for Cause or such NEO terminates his or her employment with us for Good Reason, in each case within one year following a Change in Control of the company, (i) the NEO would be entitled to the early vesting of all outstanding performance-based RSU and performance-based stock option awards at target and (ii) all outstanding stock option and time-based RSU awards would become fully vested. Those equity awards granted under the 2017 Equity Plan would be subject to the NEO’s execution of a Separation Agreement. Any transfer restriction otherwise applicable to shares subject to performance-based stock options will lapse upon a Change in Control.

Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s 2017 Equity Plan.

Payments upon Retirement - William J. Merritt

Mr. Merritt retired from the company on April 5, 2021. Therefore, no payments would have been made to him upon termination or Change in Control at December 31, 2021. In connection with his retirement, Mr. Merritt and the company entered into a Retirement & Transition Agreement and Release pursuant to which Mr. Merritt agreed to provide limited transition services on a part-time basis for a period of 100 calendar days following April 5, 2021 in consideration of the company’s agreement to provide Mr. Merritt with pro rata vesting of his unvested time-based restricted stock units (“RSUs”), in order to facilitate and ensure a smooth transition to his successor. All of Mr. Merritt’s other company equity awards ceased vesting as of April 5, 2021. Mr. Merritt did not receive any cash severance.

The following table summarizes the benefits that become payable to an NEO at, or following, retirement, resignation, Change in Control, qualifying termination after Change in Control, termination with Cause, resignation with Good Reason, and termination due to death or disability, including severance payments payable pursuant to the Executive Severance Policy as well as the vesting of outstanding equity awards:

	Resignation/ Retirement (1)	Resignation for Good Reason (2)	Death or Disability	Involuntary Termination w/o Cause (3)	Change in Control (CIC)	Qualified Termination following CIC (4)
Severance/Cash (5)	NA	CEO and Chief Licensing Officer	NA	per Executive Severance Policy	NA	per Executive Severance Policy
Life, health & other benefits	NA	18 mths COBRA	Life Insurance/ Disability	CEO - 18 mths COBRA NEOs - 12 mths COBRA	NA	24 mths COBRA
STIP	NA	Chief Licensing Officer - Pro-rata vesting	NA	NA	NA	100% STIP
Deferred Compensation Plan (6)	As elected by Employee		Immediate lump sum payment	As elected by Employee	Immediate lump sum payment	NA
LTCP
Time-based RSUs (7)	Forfeit unvested awards		Pro-rata vesting		Awards must be assumed or substituted by successor or vest in full	Vest in Full
PSUs (8)	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in their last year of applicable performance period		Awards must be assumed or substituted by successor or vest in full	CEO - vest at greater of target or performance; NEOs vest at target

	Resignation/ Retirement (1)	Resignation for Good Reason (2)	Death or Disability	Involuntary Termination w/o Cause (3)	Change in Control (CIC)	Qualified Termination following CIC (4)
Performance-based options (8)	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in their last year of applicable performance period		Awards must be assumed or substituted by successor or vest in full	CEO - vest at greater of target or performance; NEOs vest at target
CEO - New Hire Equity Award
Time-based RSUs	Forfeit unvested awards		Vest in full		Awards must be assumed or substituted by successor or vest in full	Vest in full
PSUs	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in the last year of applicable performance period		Awards must be assumed or substituted by successor or vest in full	Vest at target if term within 2 years of Change in Control
Performance-based options	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in the last year of applicable performance period		Awards must be assumed or substituted by successor or vest in full	Vest at target if term within 2 years of Change in Control

(1)

The retirement of an NEO would trigger the distribution of such NEO’s deferred amounts under the deferred compensation plan, if applicable, in accordance with his or her applicable distribution elections.

(2)

If Mr. Chen resigns for Good Reason (outside a Change in Control period), as defined in the Chen Offer Letter, he is eligible for severance and benefits per the Executive Severance Policy and is also eligible for accelerated vesting pursuant to the terms of his equity award agreements. Ms. Hakoranta, pursuant to the terms of her employment agreement, is eligible for severance in the amount of 150% of base salary & pro-rata portion of STIP if she resigns for Good Reason, as defined in the 2017 Equity Plan.

(3)

Pursuant to the terms of the Chen Offer Letter and as applicable to the Executive Severance Policy, new hire equity award agreements and 2021 LTCP equity agreements, Cause is defined as follows: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to Mr. Chen’s obligations to the company, in each case which results in material harm to the business or reputation of the company; (ii) willful and material breach of his Nondisclosure and Assignment of Ideas Agreement (“NDAIA”); (iii) a conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (iv) the willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors.

(4)

Qualified Termination following Change in Control occurs if terminated without Cause or for Good Reason within 24 months post Change in Control for Mr. Chen or within 12 months post Change in Control for other NEOs. Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s 2017 Equity Plan. Termination for Good Reason means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s NDAIA. Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s 2017 Equity Plan.

(5)

For a Qualified Termination of Mr. Chen - within first 12 months of employment, 300% of base salary plus STIP Target, 18 months COBRA; between first and second anniversary of hire date, 200% of base salary plus STIP Target, 18 months COBRA; after second anniversary of hire date, 200% of base salary and 18 months COBRA. For Ms. Hakoranta – if terminated for any reason other than summary dismissal, including resignation for Good Reason, eligible for severance in the amount of 150% of base salary & pro-rata portion of STIP. For other NEOs – per terms of Executive Severance Policy, 150% of base salary.

(6)

See “Aggregate Balance at Last FYE” column in “Nonqualified Deferred Compensation Table” for amounts payable for all NEOs, except Mr. Chen. In the event Mr. Chen voluntarily resigns or retires prior to January 2023, the discretionary contributions would not be fully vested nor would any company match contributions be fully vested per the terms of the Chen Offer Letter. If an NEO’s employment terminates with the company for any reason, the NEO would receive a distribution of deferred amounts under the deferred compensation plan, including the vested portion of any company matching or discretionary contributions, in accordance with the NEO’s applicable distribution elections. However, in the event of a termination due to death, the NEO would receive the balance of deferred compensation account in a lump sum as soon as administratively practicable. In the event the NEO is involuntarily terminated by the company for Cause, the NEO would receive the balance of the deferred compensation account in a lump sum within 90 days of the date of termination. In the event of a Change in Control, as defined by the deferred compensation plan, the NEO would receive a distribution of the account balance in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the Change in Control.

(7)

If an NEO’s employment terminates due to death or disability or the NEO is terminated by the company without Cause, the NEO would be entitled to pro-rata vesting of all time-based RSUs. The pro-rata portion of each grant is determined by multiplying the total number of RSUs by a fraction equal to the number of days during the period beginning on the grant date or most recent vest date and ending on the original vesting date (“Restricted Period”) for which the NEO was employed by the total number of days during the Restricted Period. In the event of a termination without Cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.

(8)

If an NEO’s employment is terminated by the company without Cause or by reason of the NEO’s death or disability during the last year of a Performance Period for performance-based RSUs or performance-based options, the performance-based RSUs or options will vest as to a prorated portion (based on the number of days the NEO was employed during the applicable performance period) of the number of RSUs or options that would have otherwise vested according to actual performance during the performance period. In the event of a termination without Cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.

Post-Termination Obligations

Each of the NEOs is bound by certain confidentiality obligations, which extend indefinitely. In addition, each of the NEOs is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the NEO.

Taxes

In the event that the payments made to an NEO upon termination constitute “parachute payments” pursuant to Section 280G of the Code, the Executive Severance Policy provides that the payments will be either (i) reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) made in full, whichever produces the larger after-tax net benefit to the NEO. The Executive Severance Policy does not provide for an excise tax “gross-up.”

Potential Payments upon Termination or Change in Control

The following table reflects the potential payments and benefits that would be provided to each NEO upon: (i) Resignation or Retirement; (ii) resignation by Mr. Chen or Ms. Hakoranta for Good Reason unrelated to a Change in Control; (iii) termination due to disability or death; (iv) termination without Cause; (vi) termination by the company without Cause or by Mr. Chen within two years of a Change in Control or by an NEO for Good Reason within one year of a change in control of the company; and (vii) Change in Control of the company without a termination.

The amounts shown assume that the termination (or the Change in Control in the case of (vii)) was effective as of December 31, 2021, and the price per share used to calculate the value of the company’s stock awards was $71.63, the per share closing market price of our common stock on December 31, 2021. The amounts reflected are estimates of the amounts that would have been paid to the NEOs upon their termination pursuant to existing terms in place at December 31, 2021. Amounts are presented in U.S. dollars. In addition, note that the tables below do not take into account the cutback provision described above under “Termination Scenarios — Taxes.” As a result, the actual amounts paid could be lower than what is presented. The actual amounts to be paid can be determined only at the time the events described above actually occur.

	Voluntary Termination / Retirement		Resignation for Good Reason		Termination w/o Cause		Death or Disability		Change in Control (w/o Termination)	Change in Control (termination or resignation for Good Reason)
Lawrence Chen
Severance	—		4,140,000	(1)	4,140,000	(1)	—		—	2,070,000	(2)
STIP	—		—		—		—		—	690,000	(3)
Life, Health & Other Benefits	—		20,424	(4)	20,424		750,000/ 20,000	(5)	—	27,232	(6)
New Hire Equity	—		3,930,594	(7)	3,930,594		3,930,594			3,930,594
LTCP	—		314,567	(8)	314,567		314,567			2,470,783	(9)
Deferred Compensation Plan	1,589,870	(10)	3,377,296	(11)	3,377,296		3,377,296		3,377,296
Richard Brezski
Severance	—		—		603,750	(12)			—	1,106,875	(13)
STIP	—									301,875	(3)
Life, Health & Other Benefits	—		—		23,121	(14)	603,750/ 20,000	(5)	—	46,243	(6)
LTCP	—		—		2,003,467	(15)	2,003,467			5,108,463	(16)
Deferred Compensation Plan	565,304	(17)	565,304		565,304		565,304		565,304
Eric Cohen
Severance	—		—		602,973	(12)			—	1,105,451	(13)
STIP	—									301,486	(3)
Life, Health & Other Benefits	—		—		23,121	(14)	602,973 / 20,000	(5)	—	46,243	(6)
LTCP	—		—		1,199,820	(15)	1,199,820			2,804,443	(16)
Deferred Compensation Plan	167,569	(17)	167,569		167,569		167,569		167,569
Eeva K. Hakoranta(20)
Severance	—		833,753		833,753				—	1,032,265
STIP	—		238,215	(3)	238,215	(3)				238,215	(3)
Life, Health & Other Benefits	—		4,545	(18)	4,545	(18)	9,350	(19)	—	9,090
LTCP	—		246,344		246,344		246,344			1,608,463
Deferred Compensation Plan	—		—

	Voluntary Termination / Retirement	Resignation for Good Reason	Termination w/o Cause		Death or Disability		Change in Control (w/o Termination)	Change in Control (termination or resignation for Good Reason)
Henry Tirri
Severance	—	—	634,889	(12)			—	1,163,962	(13)
STIP	—							317,444	(3)
Life, Health & Other Benefits	—	—	17,540	(14)	638,888/ 20,000	(5)	—	35,081	(6)
LTCP	—	—	1,736,566	(15)	1,736,566			5,307,797	(16)
Deferred Compensation Plan	—	—

(1)

The amount represents a cash severance payment equal to three (3) times the sum of Mr. Chen’s base salary plus STIP target in the case of resignation for Good Reason or termination without Cause, per the Terms of the Chen Offer Letter.

(2)	The amount represents a cash severance payment equal to 300% of Mr. Chen’s base salary per the terms of the Chen Offer Letter.

(3)	The amount represents the NEO’s STIP paid out at target for resignation for Good Reason or termination without Cause within 12 months of a Change in Control (or in the case of Mr. Chen, 24 months).

(4)

The amount represents the value of health coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Chen as of December 31, 2021 pursuant to the Executive Severance Policy.

(5)

The amount represents the payment prescribed under our basic term life insurance program calculated as follows: 1.5 times base salary, up to a maximum of $750,000 and the monthly benefit that would become payable to Mr. Chen under our executive long term disability plan in the event of his termination due to disability on December 31, 2021, calculated as follows: 60% of his monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date he ceases to be totally disabled or (b) his 65th birthday.

(6)

The amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to the NEO as of December 31, 2021 pursuant to the Executive Severance Policy.

(7)

The amount represents a full vesting of Mr. Chen’s time-based new hire equity awards, pro-rata vesting of his new hire performance-based RSU and new hire options per the terms of the Chen Offer Letter and award agreements. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.

(8)	The amount represents pro-rata vesting of Mr. Chen’s 2021 LTCP Awards (time-based RSUs, performance-based RSUs and performance based options).

(9)	The amount represents the vesting of Mr. Chen’s 2021 LTCP Awards upon resignation for Good Reason or termination without Cause within 24 months of a Change in Control.

(10)	The amount represents the vested portion of Mr. Chen’s deferred compensation plan account which is payable upon retirement or voluntary termination.

(11)	The amount represents the balance of Mr. Chen’s deferred compensation plan account at December 31, 2021, which would be 100% vested upon termination without Cause or resignation for Good Reason.

(12)	The amount represents cash payments under our Executive Severance Policy equal to 1.5 times an NEO’s base salary.

(13)	The amount represents cash payments under our Executive Severance Policy equal to two times an NEO’s base salary.

(14)

The amount represents the value of health coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to NEO as of December 31, 2021 pursuant to the Executive Severance Policy.

(15)

This amount represents the value, at December 31, 2021, of the NEO’s outstanding performance-based RSUs granted for the 2017 and 2018 LTCP cycles and time-based and performance-based RSUs granted for the 2019, 2020 and 2021 LTCP cycles that would vest upon termination due to disability, death or termination by the company without Cause. Pursuant to the terms of the awards, the NEO would forfeit eligibility to receive any payout of performance-based RSUs granted for the 2018, 2020 and 2021 LTCP since a termination on December 31, 2021, would not be in the final year of the applicable performance periods. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted for the 2017 and 2019 LTCP (the performance period for which ended December 31, 2021), the amount reflects the actual payout of 0% of target for 2017 LTCP and 93% of target for the 2019 LTCP (based on actual performance over the performance period) prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.

(16)

This amount represents the value, at December 31, 2021, of the NEO’s time-based RSUs and performance-based RSUs awards granted for the 2017, 2018, 2019, 2020 and 2021LTCPs that would vest upon termination (by us without Cause or by the NEO for Good Reason) within one year following a Change in Control. All performance-based RSU awards would be paid out at target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.

(17)

This amount represents the balance, at December 31, 2021, of the NEOs deferred compensation plan account (including matching contributions), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company for any reason pursuant to the NEO’s deferral elections, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon an involuntary termination by the company, in a lump sum within 90 days of the date of termination and (d) upon a Change in control, in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the Change in control.

(18)

This amount represents the annual cost of business travel insurance, health insurance and statutory group insurances which would be paid for 12 months upon termination without Cause or for 24 months upon termination without Cause or resignation for Good Reason within 12 months after a Change in Control.

(19)	This amount represents the statutory group life insurance benefit for which employees in Finland are entitled.
(20)	Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to USD using an average exchange rate for 2021 of 1.182.

Chief Executive Officer Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform. The Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our Chief Executive Officer’s annual total compensation in fiscal year 2021 to that of the median of all other employees for that same period.

There were no significant changes to our global employee population in 2021 that would result in a significant change to our pay ratio disclosure, therefore, we are using the same median employee to calculate this year’s ratio.

Our Chief Executive Officer’s total 2021 compensation, as set forth in the Summary Compensation Table above, was approximately $10,824,838, and includes substantial one-time new hire compensation items. Our median employee’s total 2021 compensation was approximately $118,366, making our Chief Executive Officer’s pay in 2021 approximately 91 times the pay of our median employee. Removing the value of the one-time new hire equity and one-time discretionary deferred compensation contribution, our Chief Executive Officer’s 2021 compensation is $3,854,703, which is 33 times the pay of our median employee.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The median employee was identified in 2020 by determining the compensation for each employee using the following consistently applied compensation measures:

•	Annual Salary for fiscal year 2021;

•	Annual incentive bonus target (i.e., STIP award); and

•	Grant date fair value of equity awards (or long-term cash compensation award) granted during fiscal year 2021.

We applied U.S. exchange rates to the compensation elements paid in non-U.S. dollars.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2021:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by InterDigital shareholders	1,642,043	$59.31	2,511,961
Equity compensation plans not approved by InterDigital shareholders(3)	—	—	—
Total	1,642,043	$59.31	2,511,961

(1)

Column (a) includes 392,061 shares of common stock underlying outstanding time-based RSU awards, 661,741 shares of common stock underlying outstanding performance-based RSU awards, 570,588 shares of common stock underlying outstanding stock options, and 17,653 dividend equivalents credited in respect of unvested RSU awards. For Mr. Chen’s new hire performance-based RSUs and performance-based stock options, these amounts assume a maximum payout of 300% of target; all other performance-based RSUs and performance-based stock options assume a maximum payout of 200% of target. Because there is no exercise price associated with RSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.

(2)

On June 17, 2017, the company’s shareholders adopted and approved the 2017 Equity Plan. On June 2, 2021, the company’s shareholders adopted and approved an amendment to the 2017 Equity Plan approving an additional 1,780,000 shares available under the plan. The 2017 Equity Plan provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, performance units, performance shares and incentive cash bonuses. Amounts reported relate to securities available for future issuance under the 2017 Equity Plan, as amended.

(3)	The company does not have any awards outstanding or shares remaining available for grant under equity compensation plans not approved by its shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 30,852,351 shares of our common stock outstanding as of March 30, 2022, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each NEO and all directors and executive officers as of the date of this proxy statement as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. None of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 30, 2022, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder. The table below excludes dividends and dividend equivalent units that will be payable on April 27, 2022.

	Common Stock
Name	Shares	Percent of Class
Directors:
Joan H. Gillman(1)	10,505	*
S. Douglas Hutcheson(2)	17,451	*
John A. Kritzmacher	16,160	*
Pierre-Yves Lesaicherre	—	—
John D. Markley, Jr.(3)	9,628	*
Jean F. Rankin	24,054	*
Named Executive Officers:
Richard J. Brezski(4)	78,222	*
Liren Chen(5)	184,225	*
Eric Cohen	19,613	*
Eeva K. Hakoranta	324	*
William J. Merritt(6)	92,632	*
Henry Tirri	17,280	*
All directors and executive officers as a group (12 persons)(7)	379,650	1.2%
Greater Than 5% Shareholders:
BlackRock, Inc.(8)	5,028,343	16.3%
55 East 52nd Street New York, New York 10055
The Vanguard Group(9)	3,362,527	10.9%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 8,164 shares of common stock that have vested but have been deferred by Ms. Gillman. Does not include dividend equivalents that have accrued on vested but deferred shares.

(2)	Includes 9,053 shares of common stock that have vested but have been deferred by Mr. Hutcheson. Does not include dividend equivalents that have accrued on vested but deferred shares.

(3)	Includes 1,945 shares of common stock that have vested but have been deferred by Mr. Markley. Does not include dividend equivalents that have accrued on vested but deferred shares.

(4)

Includes 12,518 shares of common stock that Mr. Brezski has the right to acquire through the exercise of stock options and 1,912 shares of common stock beneficially owned by Mr. Brezski through participation in the 401(k) Plan.

(5)	Includes 156,345 shares of common stock that Mr. Chen has the right to acquire through the exercise of stock options.

(6)	Includes 3,489 shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(7)

Includes: 168,863 shares of common stock that all directors and executive officers as a group have the right to acquire through the exercise of stock options; 19,162 shares of common stock that have vested but have been deferred by all directors and executive officers as a group; and 1,912 shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan.

(8)

As of December 31, 2021, based on information contained in the Schedule 13G/A filed on January 27, 2022 by BlackRock, Inc. With respect to the shares beneficially owned, BlackRock, Inc. reported that it has sole voting power with respect to 4,972,620 shares and sole dispositive power with respect to 5,028,343 shares.

(9)

As of December 31, 2021, based on information contained in the Schedule 13G/A filed on February 10, 2022 by The Vanguard Group. With respect to the shares beneficially owned, the Vanguard Group reported that it has shared voting power with respect to 38,802 shares, sole dispositive power with respect to 3,296,044 shares and shared dispositive power with respect to 66,483 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Procedures

The company has a written statement of policy with respect to related person transactions that is administered by the Audit Committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a Related Person, in which the related person had, has or will have a direct or indirect interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The Audit Committee approves or ratifies the transaction in accordance with the terms of the policy; or

•

The chair of the Audit Committee, pursuant to authority delegated to the chair by the Audit Committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the Audit Committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the Audit Committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Transactions Involving Related Persons

Retirement and Transition Agreement and Release with Richard L. Gulino

On October 15, 2021, Richard L. Gulino, the company’s former Chief Legal Officer, General Counsel and Corporate Secretary notified the Board of Directors of his intent to retire. In connection with his retirement, the company entered into a Retirement & Transition Agreement and Release with Mr. Gulino (the “Gulino Retirement Agreement”) on October 19, 2021. Under the Gulino Retirement Agreement, Mr. Gulino agreed to provide limited transition services on a part-time basis for a period of 100 calendar days following the retirement date in exchange for a pro-rata portion of his 2021 Short-Term Incentive Plan award, based upon actual performance, to which he would not otherwise have been entitled. This cash payment, which was made in 2022, was in the amount of approximately $235,000.

Indemnification of Directors and Officers; Director Indemnity Agreements

We have Indemnification Agreements with certain of our directors and officers. Each Indemnification Agreement provides, among other things, that the company will, to the extent permitted by applicable law, indemnify each indemnitee if, by reason of such indemnitee’s status as a director or officer of the company, such indemnitee was, is or is threatened to be made a party to any proceeding, whether of a civil, criminal, arbitrational, administrative or investigative nature, against all expenses related thereto, including judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding, including attorneys’ fees). In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, any agreement, board action or applicable law.

OTHER MATTERS

During 2021, did all directors and officers timely file all reports required by Section 16(a) of the Exchange Act?

Based solely upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that, during and with respect to 2021, all of our directors and officers timely filed all reports required by Section 16(a).

How may shareholders make proposals or director nominations for the 2023 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2023 annual meeting may do so by submitting the proposal in writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. To be eligible for inclusion in our proxy statement for the 2023 annual meeting, shareholder proposals must be received no later than December 16, 2022, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2023 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 3, 2023, and no later than April 2, 2023. However, if the date of our 2023 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2022 annual meeting, the submission and the required information must be received by us no earlier than the 90th day prior to the 2023 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2023 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2023 annual meeting. A copy of the bylaws may be obtained on our website at http://ir.interdigital.com under the IR menu heading “Governance – Governance Documents,” or by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.

Additionally, to comply with the SEC’s universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023.

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. For 2022, we have also engaged Alliance Advisors, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an anticipated fee of not more than $15,000.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (302) 281-3600 or by sending a written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

How can I receive the annual report?

We will provide to any shareholder, without charge, a copy of our 2021 annual report on Form 10-K upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. Our 2021 annual report and this proxy statement are also available online at http://ir.interdigital.com/FinancialDocs.

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

INTERDIGITAL, INC. 200 BELLEVUE PARKWAY, SUITE 300 WILMINGTON, DE 19809-3727 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 31, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 26, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/IDCC2022 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 31, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 26, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E69637-P22916 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. INTERDIGITAL, INC. The Board of Directors recommends you vote FOR the election of each of the following nominees: 1. Election of Directors Nominees: For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 1a. Lawrence (Liren) Chen 1b. Joan H. Gillman 2. Advisory resolution to approve executive compensation. 1c. S. Douglas Hutcheson 3. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2022. 1d. John A. Kritzmacher NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2022 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2021 ANNUAL REPORT. 1e. Pierre-Yves Lesaicherre 1f. John D. Markley, Jr. 1g. Jean F. Rankin Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

INTERDIGITAL, INC. 2022 Annual Meeting of Shareholders June 1, 2022 2:00 P.M. Eastern Time Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting, Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — E69638-P22916 AVX INTERDIGITAL, INC. 2022 Annual Meeting of Shareholders To Be Held June 1, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Joshua D. Schmidt, and each of them acting individually, with full power of substitution, as the proxies of the undersigned to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendations of the Board of Directors on all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Wednesday, June 1, 2022, at 2:00 P.M. Eastern Time via the Internet at www.virtualshareholdermeeting.com/IDCC2022, and at any adjournment or postponement thereof. Record holders who attend the virtual annual meeting may vote via the Internet during the meeting; such vote will supersede this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side